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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

FINISAR CORPORATION,
a Delaware corporation
("Finisar"),

FIG COMBINATION CORPORATION,
a Delaware corporation and wholly-owned
subsidiary of Finisar,

and

OPTIUM CORPORATION,
a Delaware corporation

Dated as of May 15, 2008

i

ii

EXHIBITS

Exhibit A	Form of Optium Voting Agreement
Exhibit B	Form of Finisar Voting Agreement
Exhibit C	Form of Certificate of Incorporation

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of May 15, 2008 by and among Finisar Corporation, a Delaware corporation ("Finisar"), Fig Combination Corporation, a Delaware corporation and a wholly-owned subsidiary of Finisar ("Sub"), and Optium Corporation, a Delaware corporation ("Optium").

RECITALS

        A.    The Boards of Directors of Finisar, Sub and Optium deem it advisable and in the best interests of each corporation and its respective stockholders that Finisar and Optium combine in order to advance the long-term business interests of Finisar and Optium;

        B.    The combination of Finisar and Optium shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Optium (the "Merger");

        C.    Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Finisar's willingness to enter into this Agreement, certain stockholders of Optium have entered into Voting Agreements in the form attached hereto as Exhibit A pursuant to which they have agreed to vote their shares in favor of the adoption and approval of the Merger (the "Optium Voting Agreements");

        D.    Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Optium's willingness to enter into this Agreement, certain stockholders of Finisar have entered into Voting Agreements in the form attached hereto as Exhibit B pursuant to which they have agreed to vote their shares in favor of the adoption and approval of the Merger (the "Finisar Voting Agreements"); and

        E.    For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and (2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    Effective Time of the Merger.    Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared and executed by the Surviving Corporation (as defined in Section 1.3) and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties and set forth in the Certificate of Merger (the "Effective Time").

        Section 1.2    Closing.    The closing of the Merger (the "Closing") will take place at 1:00 p.m., Pacific Time, on a date to be specified by Finisar and Optium, which shall be no later than the first business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.1, 7.2(b) (other than the delivery of the officers' certificate referred to therein) and 7.3(b) (other than the delivery of the officers' certificate referred to therein), provided that the other closing conditions set forth in Article VII have been satisfied or waived as provided in Article VII at or prior to the Closing (the "Closing Date"), at the offices of DLA Piper US LLP, 2000 University Avenue, Palo Alto, CA 94303, unless another date or place is agreed to in writing by Finisar and Optium.

        Section 1.3    Effects of the Merger.

        (a)   At the Effective Time (i) Sub shall be merged with and into Optium, the separate existence of Sub shall cease and Optium shall continue as the surviving corporation (Sub and Optium are sometimes referred to below as the "Constituent Corporations" and Optium is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Optium, as in effect immediately prior to the Effective Time (the "Certificate of Incorporation"), shall be amended in its entirety to read as set forth on Exhibit C hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until amended as provided by Law (as defined in Section 9.3) and such Certificate of Incorporation, and (iii) the Bylaws of Optium as in effect immediately prior to the Effective Time shall be amended and restated to conform to the Bylaws of Sub as in effect immediately prior to the Effective Time.

        (b)   At and after the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Optium and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Optium and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4    Directors and Officers.    The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each of whom will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

        Section 2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Common Stock, $.0001 par value, of Optium ("Optium Common Stock") or the holder of capital stock of Sub:

          (a)    Cancellation of Treasury Stock and Finisar-Owned Stock.    Any shares of Optium Common Stock that are held by Optium or any wholly-owned Subsidiary (as defined in Section 9.3) of Optium or held in Optium's treasury and any shares of Optium Common Stock that are owned by Finisar, Sub or any other wholly-owned Subsidiary of Finisar shall be cancelled and retired and shall cease to exist, and no stock of Finisar or other consideration shall be delivered in exchange therefor.

          (b)    Conversion of Optium Common Stock.    Subject to Section 2.2, each issued and outstanding share of Optium Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive 6.262 fully paid and nonassessable shares of Common Stock, $.001 par value, of Finisar ("Finisar Common Stock") (the "Exchange Ratio"). The Exchange Ratio shall be adjusted, as appropriate, to reflect any stock split, stock dividend or similar transaction effected with respect to Finisar Common Stock or Optium Common Stock between the date hereof and the Effective Time. All such shares of Optium Common Stock, when so converted, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Finisar Common Stock, and any cash in lieu of fractional shares of Finisar Common Stock, to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (c)    Sub Common Stock.    Each issued and outstanding share of the common stock, $.001 par value, of Sub ("Sub Common Stock") shall be converted into one share of common stock of the Surviving Corporation.

          (d)    Optium Stock Options, RSUs and Warrants.    At the Effective Time, all then outstanding options to purchase Optium Common Stock (each an "Optium Option") issued under Optium's 2006 Stock Option and Incentive Plan and related Israeli Addendum to such plan and Optium's 2000 Stock Incentive Plan (collectively, the "Optium Option Plans"), all then outstanding restricted stock units ("RSUs") representing the right to receive at a future date or dates shares of Optium Common Stock (each an "Optium RSU Award"), and all then outstanding warrants to purchase Optium Common Stock (each an "Optium Warrant"), not exercised as of the Effective Time will be assumed by Finisar in accordance with Section 6.13.

        Section 2.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of Optium Common Stock for Finisar Common Stock pursuant to the Merger are as follows:

          (a)    Exchange Agent; Deposit of Exchange Fund.    On or prior to the Closing Date, Finisar shall select a reputable bank or trust company reasonably acceptable to Optium (the "Exchange Agent"). At or as promptly as practicable (and in any event within two (2) business days) after the Effective Time, Finisar shall deposit with the Exchange Agent, for the benefit of the holders of shares of Optium Common Stock, for exchange for their shares of Optium Common Stock in accordance with this Section 2.2 (i) certificates evidencing the shares of Finisar Common Stock issuable pursuant to Section 2.1(b) and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(f), together with any dividends or distributions with respect thereto (such shares and cash, the "Exchange Fund").

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Optium Common Stock (each a "Certificate" and, collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Finisar Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Finisar and Optium may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Finisar Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Finisar, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Finisar Common Stock to which the holder is entitled pursuant to Section 2.1(b) and (B) cash (without interest) in lieu of fractional shares as provided in Section 2.2(f). The Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Optium Common Stock which is not registered in the transfer records of Optium, a certificate representing the proper number of shares of Finisar Common Stock to which the registered holder is entitled may be issued to a transferee if the Certificate representing such Optium Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Finisar Common Stock (and cash in lieu of any fractional shares of Finisar Common Stock as contemplated by this Section 2.2).

          (c)    Lost, Destroyed or Stolen Certificates.    The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive a certificate representing shares of Finisar Common Stock as set forth in Section 2.2(b) that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Finisar, signed exactly as the name or names of the registered holder or holders appeared on the books of Finisar immediately prior to the Effective Time, together with (i) such reasonable bond in an amount as Finisar or the Exchange Agent may reasonably request and (ii) such other documents as Finisar or the Exchange Agent may reasonably require in connection therewith.

          (d)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Finisar Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Finisar Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Finisar Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Finisar Common Stock to which such holder is entitled pursuant to Section 2.2(f) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Finisar Common Stock, and (ii) at the appropriate payment date, and without duplicating any payment made under clause (i) above, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Finisar Common Stock.

          (e)    No Further Ownership Rights in Optium Common Stock.    The shares of Finisar Common Stock issued upon the surrender for exchange of shares of Optium Common Stock in accordance with the terms hereof (including any cash paid pursuant to Sections 2.2(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Optium Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Optium on such shares of Optium Common Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Optium Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

          (f)    No Fractional Shares.    No certificate or scrip representing fractional shares of Finisar Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Finisar. Notwithstanding any other provision of this Agreement, each holder of shares of Optium Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Finisar Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash to the nearest whole cent (without interest) in an amount equal to such fractional part of a share of Finisar Common Stock multiplied by the last reported sale price of Finisar Common Stock, as reported on the NASDAQ Global Select Market, on the last trading day immediately preceding the date of the Effective Time. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Finisar Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the administrative burden that would otherwise be caused by the issuance of fractional shares of Finisar Common Stock.

          (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the stockholders of Optium one hundred eighty (180) days after the Effective Time shall be delivered to Finisar, upon demand, and any stockholders of Optium who have not previously complied with this Section 2.2 shall thereafter look only to Finisar for payment of their claim for shares of Finisar Common Stock (including cash in lieu of any fractional shares), and any dividends or distributions with respect to Finisar Common Stock.

          (h)    No Liability.    To the fullest extent permitted by applicable Law, neither Finisar nor the Surviving Corporation shall be liable to any holder of shares of Optium Common Stock or Finisar Common Stock, as the case may be, for the delivery of such shares (or cash in lieu of fractional shares or dividends or distributions with respect thereto) to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (i)    Withholding.    Each of Finisar, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Optium Common Stock such amounts as are required to be deducted or withheld under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment (including withholding shares of Finisar Common Stock). Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Optium Common Stock in respect of whom such deduction and withholding was made.

        Section 2.3    Tax Consequences.    It is intended by the parties hereto that, for U.S. federal income tax purposes, the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and (2)(E) of the Code and this Agreement shall constitute a "plan of reorganization" within the meaning of United States Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF OPTIUM

        As an inducement for Finisar and Sub to enter into this Agreement, Optium makes the following representations and warranties to Finisar and Sub, subject to the exceptions set forth in the disclosure schedule delivered by Optium to Finisar on or before the date of this Agreement (the "Optium Disclosure Schedule"). The Optium Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections and subsections of this Article III; provided, however, that a matter disclosed in reference to any particular Section or subsection will be deemed to be disclosed for purposes of any other Sections or subsections of this Agreement, even if there is no express cross-reference, if the matter is disclosed in such a way to make its relevance to such other Sections or subsections readily apparent.

        Section 3.1    Organization and Good Standing.

        (a)   Optium and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted. Neither Optium nor any of its Subsidiaries is in violation of any of the provisions of its respective certificate of incorporation or bylaws or equivalent organizational documents. Optium and each of its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 9.3) on Optium. Optium has made available to Finisar a true, accurate and complete copy of the certificate of incorporation and bylaws or equivalent organizational documents, as applicable, of Optium and each of its Subsidiaries, each as amended to date (the "Optium Charter Documents"), and each Optium Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked.

        (b)   The Optium Disclosure Schedule contains a list of each of Optium's Subsidiaries and the jurisdiction of its organization. Except for their interest in such Optium Subsidiaries, neither Optium nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        Section 3.2    Optium Capital Structure.

        (a)   The authorized capital stock of Optium consists of One Hundred Million (100,000,000) shares of Optium Common Stock and 5,000,000 shares of Undesignated Preferred Stock, $0.0001 par value ("Optium Preferred Stock"). As of the close of business on May 13, 2008, (i) 25,558,775 shares of Optium Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Optium Preferred Stock were issued or outstanding; (iii) 1,494,085 shares of Optium Common Stock were held in the treasury of Optium or by Subsidiaries of Optium; (iv) 2,888,385 shares of Optium Common Stock were reserved for issuance upon the exercise of outstanding Optium Options and the exercise, settlement or conversion of outstanding Optium RSU Awards granted under the Optium Option Plans; (v) 249,570 shares of Optium Common Stock were reserved for future issuance under the Optium Option Plans; and (vi) 48,981 shares of Optium Common Stock were reserved for issuance upon exercise of the Optium Warrants. All shares of Optium Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Optium or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Optium Common Stock or the capital stock of any Optium Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business.

        (b)   All of the outstanding shares of capital stock of each of Optium's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Optium and/or one or more Optium Subsidiaries free and clear of all security interests, claims, pledges, agreements, limitations on Optium's voting rights, charges or other encumbrances of any nature.

        (c)   Except as set forth in this Section 3.2, there are (i) no equity securities of any class of Optium or any of its Subsidiaries, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) no outstanding options, warrants, RSUs, equity securities, calls, rights, commitments or agreements of any character to which Optium or any of its Subsidiaries is a party or by which any of them are bound obligating Optium or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Optium or any of its Subsidiaries or obligating Optium or any of its Subsidiaries to grant, extend, accelerate the vesting of or otherwise amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Optium (A) between or among Optium and any of its stockholders or (B) to Optium's knowledge, among any of Optium's stockholders, except for the Optium Voting Agreements.

        (d)   All outstanding shares of Optium Common Stock, all Optium Options and Optium RSU Awards outstanding under the Optium Option Plans and all Optium Warrants have been issued and granted in compliance with (i) all applicable securities Laws and (ii) all requirements set forth in any plans, contracts or agreements providing for the issuance or grant of such securities.

        Section 3.3    Authority; No Conflict; Required Filings and Consents.

        (a)   Optium has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Assuming the accuracy of the representations set forth in Section 4.24, the execution and delivery of this Agreement by Optium and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Optium, subject only to the adoption and approval of this Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of Optium Common Stock (the "Optium Stockholder Approval"). The directors of Optium have unanimously approved this Agreement, declared the Merger to be advisable and in the best interests of and fair to Optium's stockholders, and resolved to recommend to the Optium stockholders that such stockholders vote in favor of the adoption of and approval of this Agreement and the Merger (the "Optium Board Recommendation"). This Agreement has been duly executed and delivered by Optium and constitutes the valid and binding obligation of Optium, enforceable against Optium in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy Law and other similar Law affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        (b)   The execution and delivery of this Agreement by Optium does not, and the consummation by it of the transactions contemplated by this Agreement will not, (i) contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Optium, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of, or render void, voidable or without further binding effect, any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Optium or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) contravene, conflict with or violate any Law applicable to Optium or any of its Subsidiaries or any of their properties or assets, or (iv) result in the creation of any lien, pledge, charge, claim, restriction on transfer, mortgage, security interest or other encumbrances of any sort (collectively, "Liens") upon any of the properties or assets of Optium or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, defaults, terminations, cancellations, accelerations, Liens or other detriments which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Optium, or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

        (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, or any administrative or regulatory agency or other governmental or quasi-governmental authority or instrumentality, or any court, tribunal, judicial body, governmental arbitrator or other similar entity or body, in each case whether federal, state, county, provincial or other political subdivision, and whether local, foreign or supranational ("Governmental Entity") is required to be obtained or made by or with respect to Optium or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Optium or the consummation by Optium of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by Finisar of the Registration Statement (as defined in Section 3.20) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL and the filing of appropriate documents with the relevant authorities of other states in which Optium or any of its Subsidiaries conduct business or owns assets, (iv) the filing of the Joint Proxy Statement (as defined in Section 3.20) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other filings as are required to be made with the SEC under the Exchange Act in connection with the transactions contemplated by this Agreement, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws and the Laws of any foreign country or under the rules of the NASDAQ Stock Market which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Optium, or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Optium, or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

        Section 3.4    SEC Filings; Financial Statements; Internal Controls.

        (a)   Optium has timely filed and made available to Finisar all forms, reports and documents required to be filed by Optium with the SEC, other than registration statements on Form S 8 (collectively, the "Optium SEC Reports"). Each of the Optium SEC Reports and any forms, reports or documents filed by Optium with the SEC after the date of this Agreement until the Closing (i) at the time of its filing, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not or will not at the time of its filing (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Optium SEC Report or necessary in order to make the statements in such Optium SEC Report, in the light of the circumstances under which they were made, not misleading. None of Optium's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b)   Optium has timely filed and made available to Finisar all certifications and statements required by (i) Rule 13a-14 under the Exchange Act or (y) Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 ("SOX") with respect to any Optium SEC Filing, and all such certifications were true and correct as of the date of the filing thereof. Optium has made available to Finisar all comment letters received by Optium from the Staff of the SEC and all responses to such comment letters filed by or on behalf of Optium. To the knowledge of Optium, no Optium SEC Report is currently the subject of any ongoing review by the SEC. Optium maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Optium and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Optium's SEC filings and other public disclosure documents. The Optium Disclosure Schedule lists, and Optium has made available to Finisar, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. To Optium's knowledge, each director and executive officer of Optium has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 3.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        (c)   Each of the consolidated financial statements (including, in each case, any related notes) included or incorporated by reference in any of the Optium SEC Reports, and in any forms, reports or documents filed by Optium with the SEC after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted for quarterly reports on Form 10-Q) and fairly present, or will fairly present, in all material respects, the consolidated financial position of Optium and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or will not be expected to be material in amount. The unaudited consolidated balance sheet of Optium as of February 2, 2008, as contained in the Optium SEC Reports, is referred to herein as the "Optium Balance Sheet." The Optium Disclosure Schedule lists, and Optium has made available to Finisar true, accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K) effected by Optium or any of its Subsidiaries since August 1, 2004.

        (d)   Optium maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Optium maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Optium has disclosed, based on the most recent evaluations by its chief executive officer and its chief financial officer, to Optium's outside auditors and the audit committee of Optium's Board of Directors (A) any significant deficiencies or material weaknesses (as such terms are defined in the Public Company Accounting Oversight Board's Auditing Standard No. 2 or No. 5, as applicable) in the design or operation of internal control over financial reporting and (B) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Optium's internal control over financial reporting. Since July 28, 2007, to the knowledge of Optium, neither Optium nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or other Representative (as defined in Section 6.1) of Optium or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Optium or any of its Subsidiaries, including any complaint, allegation, assertion or claim that Optium or any of its Subsidiaries has a material weakness in its internal control over financial reporting.

        (e)   Optium is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Global Market and is in compliance in all material respects with all applicable rules, regulations and requirements of SOX.

        Section 3.5    Absence of Undisclosed Liabilities.    Except as disclosed in the Optium SEC Reports, Optium and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP) other than (i) liabilities reflected in the Optium Balance Sheet, (ii) liabilities specifically described in this Agreement or in the Optium Disclosure Schedule, or incurred in connection with the transactions contemplated hereby, and (iii) normal or recurring liabilities incurred since the date of the Optium Balance Sheet in the ordinary course of business consistent with past practices, and with respect to this clause (iii), none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Optium.

        Section 3.6    Absence of Certain Changes or Events.    Since the date of the Optium Balance Sheet, Optium and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to Optium or any of its

Subsidiaries which has had or is reasonably expected to have a Material Adverse Effect on Optium; (ii) any material change by Optium in its accounting methods, principles or practices or its Tax methods, practices or elections; (iii) any material revaluation by Optium of any of its assets, including, without limitation, writing down the value of intangible assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any other action or event that has had or would reasonably be expected to have a Material Adverse Effect on Optium; or (v) any other action or event that would have required the consent of Finisar pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

        Section 3.7    Taxes.

        (a)   For purposes of this Agreement:

            (i)  "Tax" or, collectively, "Taxes," refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; and

           (ii)  "Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable Law relating to any Tax.

        (b)   Optium and each of its Subsidiaries has prepared and timely filed, or has had prepared and timely filed on its behalf, all Returns required to be filed with any taxing authority, and such Returns are true, accurate and complete in all material respects.

        (c)   As of the Effective Time, Optium and each of its Subsidiaries (i) will have paid, or will have had paid on its behalf, all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld and remitted to the appropriate taxing authority all Taxes that are required to be withheld and remitted by it prior to the Effective Time.

        (d)   There is no Tax deficiency outstanding, proposed or assessed against Optium or any of its Subsidiaries that is not reflected as a liability on the Optium Balance Sheet, nor has Optium or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Optium does not have any material liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued for or reserved on the Optium Balance Sheet, whether asserted or unasserted, contingent or otherwise (other than Taxes that have accrued subsequent to the date of the Optium Balance Sheet in the ordinary course and consistent with past practices).

        (e)   Optium is not a party to any income tax-sharing agreement or similar arrangement with any other party, and Optium has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax. Neither Optium nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than the group of which Optium is the common parent corporation), or (ii) has any liability for the Taxes of any person (other than Optium and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

        (f)    No Returns of Optium or any of its Subsidiaries are currently being audited by a government or taxing authority, nor is any such audit pending, and Optium has not been notified of any request for such an audit or other examination. There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to Optium or any of its Subsidiaries.

        (g)   Neither Optium nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Optium or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

        (h)   Neither Optium nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (i)    Neither Optium nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (j)    There are no Liens on the assets of Optium relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

        (k)   Optium has not received any notice from any taxing authority in a jurisdiction where either Optium or any of its Subsidiaries has not filed Returns that Optium or any of its Subsidiaries may be subject to taxation in such jurisdiction.

        (l)    Neither Optium nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

        Section 3.8    Assets and Property.

        (a)   Optium and its Subsidiaries have good and valid title to all property and assets that is reflected on the Optium Balance Sheet as owned by them or that has been acquired after the date thereof (except for property and assets sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on Optium.

        (b)   Optium and each of its Subsidiaries own or lease all tangible assets and properties which are material to the conduct of their respective business as currently conducted (the "Optium Material Tangible Assets"). The Optium Material Tangible Assets, taken as a whole, are adequate for the uses to which they are being put and are in good operating condition and repair. Neither Optium nor any of its Subsidiaries is in default under or in breach or violation of, nor is there any basis for any claim of default by Optium or any of its Subsidiaries under, or breach or violation by Optium or any of its Subsidiaries of, any lease for Optium Material Tangible Assets. All such leases to which Optium or any of its Subsidiaries is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Law affecting or relating to creditors' rights generally, and (ii) general principles of equity.

        (c)   The Optium Disclosure Schedule sets forth a true, accurate and complete list of all real property leased, subleased or otherwise occupied by Optium or any of its Subsidiaries (collectively, the

"Optium Facilities"). Optium owns no real property. The Optium Facilities are not subject to any encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations, except those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Optium, or prevent any continued use of any of the Optium Facilities in the usual and normal conduct of Optium's business. There are no governmental or other restrictions which would prevent Finisar or Optium from conducting business operations in Optium Facilities in the manner currently conducted. There are not pending or, to Optium's knowledge, threatened condemnation proceedings relating to any of the Optium Facilities. Neither Optium nor any of its Subsidiaries is in default under or in breach or violation of, nor is there any basis for any claim of default by Optium or any of its Subsidiaries under, or breach or violation by Optium or any of its Subsidiaries of, any real property lease for Optium Facilities. To Optium's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. All such real property leases for Optium Facilities currently occupied or leased by Optium or any of its Subsidiaries are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Law affecting or relating to creditors' rights generally, and (ii) general principles of equity.

        Section 3.9    Intellectual Property.

        (a)   Optium and its Subsidiaries exclusively own, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course) and without future payment to any person, all patents, trademarks, trade names, service marks, copyrights and mask work rights, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask work rights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used in the businesses of Optium and its Subsidiaries as currently conducted (all of which are referred to as the "Optium Intellectual Property Rights"), other than Optium Licensed Intellectual Property (as defined in Section 3.9(b)).

        (b)   The Optium Disclosure Schedule contains a complete and accurate list of (i) all U.S. and foreign patents and patent applications, all trademarks, trade names, service marks and mask work rights and all registered copyrights and domain name registrations and applications therefor included in the Optium Intellectual Property Rights, including the jurisdictions in which each such Optium Intellectual Property Right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all material licenses, sublicenses, distribution agreements and other agreements to which Optium or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Optium Intellectual Property Rights (other than agreements with customers in the ordinary course) or has the right to manufacture, reproduce, market or exploit any product of Optium or any of its Subsidiaries (an "Optium Product") or any adaptation, translation or derivative work based on any Optium Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Optium or any of its Subsidiaries is a party and pursuant to which Optium or any of its Subsidiaries is authorized to use any patents, trademarks, copyrights, trade secrets or other proprietary technology including software (other than standard end-user licenses for software) of any third party which is material to the manufacture of, is material as incorporated in, or forms a material part of any Optium Product or is otherwise material to and used (or is currently proposed to be used) by Optium or its Subsidiaries in the business of Optium as currently conducted, other than generally available commercial software ("Optium Licensed Intellectual Property"), (iv) all material joint development agreements to which Optium or any of its Subsidiaries is a party, and (v) all agreements with, or letters of approval issued by, Governmental Entities or other third parties pursuant to which Optium has obtained or may obtain funding for any research and development activities.

        (c)   The execution and delivery of this Agreement, Optium's compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any material violation or material breach of or material default under (with or without notice or lapse of time or both), or give rise to any right or license relating to any Optium Intellectual Property Rights, any right of termination, cancellation or acceleration of any Optium Intellectual Property Rights, or a loss of or encumbrance on any Optium Intellectual Property Rights or any material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Optium Intellectual Property Rights or otherwise impair in any material respect the right of Optium or any of its Subsidiaries or any of their customers to use the Optium Intellectual Property Rights in the same manner as such Optium Intellectual Property Rights are currently being used.

        (d)   To the knowledge of Optium, all patents and all registered trademarks, service marks, copyrights and mask work rights issued to Optium or any of its Subsidiaries are valid, subsisting, and enforceable. To the knowledge of Optium, none of the Optium Intellectual Property Rights infringes, misappropriates or conflicts with any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. To the knowledge of Optium, neither the manufacturing, marketing, licensing or sale of any Optium Product infringes any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Optium (i) has not received notice that Optium or any of its Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or enforceability of any Optium Intellectual Property Rights or the validity or effectiveness of any license or agreement relating to any Optium Intellectual Property Rights or Optium Licensed Intellectual Property, except for office actions in the ordinary course of prosecution. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding any patent, copyright, trade secret, trademark, trade name, mask work right or other claim relating to the Optium Intellectual Property Rights to which Optium or any of its Subsidiaries is a party or by which any of them are bound.

        (e)   All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Optium Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Optium or one of its Subsidiaries without the assistance of any third party, (ii) employees of Optium or one of its Subsidiaries with the assistance of third parties who assigned ownership of their rights with respect thereto to Optium or such Subsidiary by means of valid and enforceable agreements, or (iii) third parties who assigned ownership of their rights with respect thereto to Optium or one of its Subsidiaries by means of valid and enforceable agreements.

        (f)    Neither Optium, nor any of its Subsidiaries nor, to the knowledge of Optium, any other party to any licensing, sublicensing, distributorship or other similar arrangements with Optium or any of its Subsidiaries relating to the Optium Intellectual Property Rights is in breach of or default under any material obligations under such arrangements.

        (g)   To the knowledge of Optium, no person is infringing on or otherwise violating any right of Optium or any of its Subsidiaries with respect to any Optium Intellectual Property Rights.

        (h)   No current or former employee, officer, director, stockholder, consultant or independent contractor of Optium or any of its Subsidiaries and no university, college or other educational institution, foundation or research center has any right, claim or interest in or with respect to any Optium Intellectual Property Rights. No approval or consent of, or notice to, any Governmental Entity is required to transfer, license, import, export or disclose any Optium Intellectual Property.

        (i)    Optium and each of its Subsidiaries has taken reasonable measures and precautions in accordance with standard industry practices to protect and maintain its rights in all Optium Intellectual Property Rights and to maintain the confidentiality, secrecy and value of all information that constitutes or constituted a trade secret of Optium or any of its Subsidiaries. Optium has and enforces a policy requiring each employee and independent contractor developing intellectual property or having access to confidential information regarding Optium Intellectual Property Rights to execute a proprietary information / confidentiality agreement substantially in a form made available to Finisar, and all such current and former employees and contractors of Optium and its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on Optium.

        Section 3.10    Certain Contracts.

        (a)   Except as disclosed in the Optium SEC Reports filed prior to the date hereof or as set forth in the Optium Disclosure Schedule, neither Optium nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Optium or any of its Subsidiaries to compete in any line of business, or upon consummation of the Merger will restrict the ability of Finisar and its Subsidiaries to engage in any line of business, in any geographic area or with any person, or which requires exclusive referrals of business or requires Optium or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness in the principal amount of $1,000,000 or more, (v) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of Optium or any of its Subsidiaries, (vi) which provides any customer of Optium or any of its Subsidiaries with product exclusivity right, (vii) pursuant to which Optium or any of its Subsidiaries is the beneficiary of any material foreign Tax holiday, (viii) which limits in any material respect, the ability of Optium or any of its Subsidiaries to close any facility or terminate any employees, (ix) which is a consulting agreement or service contract which involves the payment of $100,000 or more in annual fees, or (x) which provides for the payment by Optium or any of its Subsidiaries of material payments upon a change of control thereof. Each contract, arrangement, commitment or understanding of the type described in this Section 3.10(a) is referred to herein as an "Optium Material Contract".

        (b)   Neither Optium nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached or is otherwise in default under, any of the terms or conditions of any Optium Material Contract in such a manner as would permit any other party to cancel or terminate the same or permit any other party to collect material damages from Optium or any of its Subsidiaries thereunder or limit the freedom of Optium or any of its Subsidiaries (or, following the Merger, Finisar or any of its Subsidiaries) to engage in any line of business or to compete with any person or entity in any geographic area. To Optium's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any Optium Material Contract. All Optium Material Contracts are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Law affecting or relating to creditors' rights generally, and (ii) general principles of equity.

        Section 3.11    Litigation.    Except as described in the Optium SEC Reports, there is no action, suit or proceeding, claim, arbitration, mediation or investigation against Optium or any of its Subsidiaries pending or as to which Optium has received any written notice of assertion, which would be reasonably be expected to have a Material Adverse Effect on Optium, or a material adverse effect on the ability of Optium to consummate the transactions contemplated by this Agreement.

        Section 3.12    Environmental Matters.

        (a)   As used in this Agreement:

            (i)  "Environment" means soil, sediment, surface waters, groundwaters, land, surface or subsurface strata or ambient air.

           (ii)  "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Entity) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or any Release or threatened Release, of any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Release of any Hazardous Materials.

          (iii)  "Environmental Law" means any and all Laws, by-laws, conditions, judicial interpretations thereof, rulings, directives, or judicial or administrative orders, and the requirements of any Governmental Entity having jurisdiction with respect thereto, applicable to the regulation or protection of the Environment, or the protection of human health as it relates to protection of the Environment, including, without limitation, applicable or relating to Releases or threatened Releases of Hazardous Materials, or otherwise applicable or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iv)  "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, which is regulated under any Environmental Law in a jurisdiction in which Optium or any of its Subsidiaries operate.

           (v)  "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment.

          (vi)  "Response Action" means any reporting, investigation, monitoring, management, testing, sampling, containment, removal (including without limitation the removal of underground storage tanks), cleanup, remediation, corrective action or response action with respect to any Hazardous Material required by, or ordered by any Governmental Entity in accordance with, any Environmental Law.

        (b)   Except for matters that have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect on Optium:

            (i)  No Hazardous Material is present, as a result of the actions or omissions of Optium or any of its Subsidiaries, in regulated concentrations requiring Response Action in, on or under any property that Optium or any of its Subsidiaries currently owns, operates, occupies or leases or, to the knowledge of Optium, in, on or under any property that Optium or any of its Subsidiaries has at any time owned, operated, occupied or leased. No underground storage tanks are present under any property that Optium or any of its Subsidiaries currently owns, operates, occupies or leases or, to the knowledge of Optium, any property that Optium or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither Optium nor any of its Subsidiaries has notified any Governmental Entity or third party, or been required under any Environmental Law to notify any Governmental Entity or third party, of any Release of any Hazardous Material.

           (ii)  At all times, Optium and each of its Subsidiaries has transported, stored, used, manufactured, recycled, disposed of and released Hazardous Materials (collectively, "Hazardous Materials Activities") in material compliance with all Environmental Laws.

          (iii)  Optium and each of its Subsidiaries currently holds all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such business is currently being conducted, and is in material compliance with all such Environmental Permits. No environmental report or Response Action, and no notification to or approval, consent or authorization from any Governmental Entity with jurisdiction regarding Hazardous Materials, is required to be obtained, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

          (iv)  No Environmental Claim is pending or, to the knowledge of Optium, threatened, against Optium or any of its Subsidiaries. To the knowledge of Optium, there is no material fact or circumstance, including any Release, which would reasonably be expected to involve Optium or any of its Subsidiaries in any Environmental Claim or impose upon Optium or any of its Subsidiaries any liability arising out of Hazardous Materials Activities.

           (v)  Optium has made available to Finisar all material documents available to Optium relating to material environmental matters concerning Optium and its Subsidiaries or any property now or formerly owned, operated, occupied or leased by Optium or any of its Subsidiaries, whether generated by Optium, any of its Subsidiaries or others, including without limitation environmental audits, environmental risk assessments, site assessments (including without limitation including any ASTM Phase I or Phase II assessments), documentation regarding off-site disposal of Hazardous Materials, and Environmental Permits and material reports and correspondence issued by any Governmental Entity relating to any environmental matters.

        Section 3.13    Employee Benefit Plans.

        (a)   The Optium Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former United States employee, consultant or director of Optium or any of its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with Optium within the meaning of Section 414 of the Code (an "Optium ERISA Affiliate") (together, the "Optium U.S. Employee Plans").

        (b)   With respect to each Optium U.S. Employee Plan, Optium has made available to Finisar, true, accurate and complete copies of such plan (or, if such plan is not in writing, a written summary of its material terms) and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent IRS determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Entity for such plan.

        (c)   With respect to the Optium U.S. Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Optium, there exists no condition or set of circumstances in connection with which Optium could be subject to any material liability under ERISA, the Code or any other applicable Law that would reasonably be expected to have a Material Adverse Effect on Optium.

        (d)   With respect to the Optium U.S. Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the financial statements of Optium that would reasonably be expected to have a Material Adverse Effect on Optium.

        (e)   Each Optium U.S. Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Optium U.S. Employee Plan is a pension benefit plan (within the meaning of Section 3(2) of ERISA), liability for the accrued benefits as of the date of such termination to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on, or incorporated into, the financial statements of Optium. Neither Optium, nor any Optium ERISA Affiliate has any express or implied commitment to modify, change or terminate any Optium U.S. Employee Plan (or establish a new plan, agreement or other arrangement that would be an Optium U.S. Employee Plan if established), other than as required by this Agreement or applicable Law.

        (f)    Neither Optium, nor any Optium ERISA Affiliate, has ever sponsored, participated in, or contributed to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. No Optium U.S. Employee Plan is a "multiemployer plan" (as defined by Section 3(37) of ERISA). No Optium U.S. Employee Plan has promised or provided, or currently promises or provides, retiree medical or other retiree welfare benefits to any person other than as required by Law.

        (g)   Except as disclosed in Optium SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Optium nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement (ii) agreement with any officer or other key employee of Optium or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Optium of the nature contemplated by this Agreement, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        (h)   The Optium Disclosure Schedule sets forth a complete and accurate list of all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, consultant or director of Optium or any of its Subsidiaries outside the United States (together, the "Optium International Employee Plans"). With respect to each Optium International Employee Plan, Optium has made available to Finisar, true, accurate and complete copies of such plan (or, if such plan is not in writing, a written summary of its material terms) and, if applicable, all amendments thereto, the summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Entity for such plan. Each Optium International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements of all applicable statutes and regulations. No Optium International Employee Plan has unfunded liabilities that, as of the Effective Date, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent Optium or any of its Subsidiaries (or Finisar following the Merger) from terminating or amending any

Optium International Employee Plan at any time for any reason. Neither Optium nor any of its Subsidiaries has any express or implied commitment to modify, change or terminate any Optium International Employee Plan (or establish a new plan, agreement or other arrangement that would be an Optium International Employee Plan if established), other than as required by this Agreement or applicable Law.

        Section 3.14    Employment Law Matters.    Except for matters that have not resulted, and would not reasonably be expected to result in, a Material Adverse Effect on Optium: (a) Optium and each of its Subsidiaries is in compliance with all applicable Law respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (b) neither Optium nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of Optium or any of its Subsidiaries and classified by Optium or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Optium or any of its Subsidiaries through its respective payroll department and reported on a form W-4 ("Optium Contingent Workers"), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Optium Contingent Workers; (c) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of Optium, threatened against Optium or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (d) none of the employment policies or practices of Optium or any of its Subsidiaries is currently being audited or investigated, or to the knowledge of Optium, subject to imminent audit or investigation by any Governmental Entity; (e) neither Optium nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters; (f) Optium and each of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and similar Law regarding employment of workers who are not citizens of the country in which services are performed; (g) all employees of Optium and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Optium or any of its Subsidiaries or any policy or practice of Optium or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Optium or any of its Subsidiaries; (h) to the extent that any Optium Contingent Workers are employed, Optium and each of its Subsidiaries has properly classified and treated them in accordance with applicable Law and for purposes of all employee benefit plans and perquisites, and (i) neither Optium nor any of its Subsidiaries has experienced a "plant closing," "business closing," or "mass layoff" as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar Law affecting any site of employment of Optium or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Optium or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an "employment loss," as defined in the WARN Act, with respect to Optium or any of its Subsidiaries.

        Section 3.15    Compliance with Laws.    Optium and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to and has no claim pending against it for violation of any Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not reasonably be expected to have a Material Adverse Effect on Optium.

        Section 3.16    Interested Party Transactions.    Except as set forth in the Optium SEC Reports, since August 1, 2004, no event has occurred that would be required to be reported by Optium as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 3.17    Insurance.    Optium and its Subsidiaries are covered by insurance policies of the type and in amounts customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and Optium and its Subsidiaries have complied with the provisions of such policies. Optium and its Subsidiaries have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Optium or its Subsidiaries under or in connection with any of their insurance policies. Neither Optium nor any of its Subsidiaries have received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Optium or any of its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by Optium or its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

        Section 3.18    Optium Products.

        (a)   Except as would not reasonably be expected to have a Material Adverse Effect on Optium, and except for normal returns in the ordinary course of business against which Optium has made adequate reserves, each Optium Product developed or distributed by Optium or any of its Subsidiaries, whether currently distributed or currently under development, conforms and complies in all material respects with the terms and requirements of any applicable specifications, the agreement related to such Optium Product and with all applicable legal requirements.

        (b)   Except as would not reasonably be expected to have a Material Adverse Effect on Optium, and except for normal returns in the ordinary course of business, no customer or other person has asserted or, to the knowledge of Optium, threatened to assert any claim against Optium or any of its Subsidiaries (i) under or based upon any warranty provided by or on behalf of Optium or any of its Subsidiaries, or (ii) under or based upon any other warranty relating to any Optium Product.

        (c)   Except as would not reasonably be expected to have a Material Adverse Effect on Optium, and except for defects attributable to specifications provided by customer of which Optium has no knowledge, each Optium Product was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any bug that would not adversely affect in any material respect such Optium Product.

        (d)   To the knowledge of Optium and except as would not reasonably be expected to have a Material Adverse Effect on Optium, there are no facts which could give rise to a epidemic defect, product recall or hazard condition in an Optium Product or a customer product in which such Optium Product is incorporated. All installation services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Optium and its Subsidiaries were performed properly and in full conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable legal requirements.

        (e)   Except as would not reasonably be expected to have a Material Adverse Effect on Optium, no product liability claims have been threatened, alleged or filed against Optium or any of its Subsidiaries related to any Optium Product.

        Section 3.19    Export Control Requirements.    Except as disclosed in the Optium SEC Filings or as would not reasonably be expected to have a Material Adverse Effect on Optium:

        (a)   Optium and each of its Subsidiaries has complied with all export control requirements prescribed by Law regarding any export of its products or technology, including the Export

Administration Regulations ("EAR") maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations ("ITAR") maintained by the Department of State;

        (b)   The respective businesses of Optium and its Subsidiaries, as currently conducted, do not require Optium or any of its Subsidiaries to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other Law regulating the development, commercialization or export of technology; and

        (c)   Neither Optium nor any of its Subsidiaries has received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

        Section 3.20    Rights Plan; DGCL Section 203.    Optium does not now, nor has it ever had, any shareholder rights plan or "poison pill" in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto. Prior to the execution of this Agreement and the Optium Voting Agreements, the Board of Directors of Optium approved this Agreement and the Optium Voting Agreements and, assuming the accuracy of the representations set forth in Section 4.24, Optium has taken all other requisite action such that the restrictions of Section 203 of the DGCL will not apply to the Merger, this Agreement, the Optium Voting Agreements or the transactions contemplated hereby and thereby. No other antitakeover Law of any Governmental Entity are applicable to the Merger, this Agreement, the Optium Voting Agreements or the transactions contemplated hereby and thereby.

        Section 3.21    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied or to be supplied by Optium for inclusion in the registration statement on Form S 4 pursuant to which shares of Finisar Common Stock issuable in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Optium for inclusion in the joint proxy statement/prospectus (the "Joint Proxy Statement") to be sent to the stockholders of Optium in connection with the meeting of Optium's stockholders to consider this Agreement and the Merger (the "Optium Stockholders' Meeting") and in connection with the meeting of Finisar's stockholders to consider the issuance of shares of Finisar Common Stock pursuant to the Merger (the "Finisar Stockholders' Meeting") shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Optium or Finisar, at the time of the Optium Stockholders' Meeting, at the time of the Finisar Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Optium Stockholders' Meeting or the Finisar Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Optium or any of its Affiliates, officers or directors should be discovered by Optium which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Optium shall promptly inform Finisar.

        Section 3.22    Opinion of Financial Advisor.    The Board of Directors of Optium has received the written opinion of its financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, and limitations set forth therein, the Exchange Ratio was fair to the holders of Optium Common Stock from a financial point of view and such opinion has not been withdrawn or modified (except for any nonsubstantive and otherwise immaterial modification) by Morgan Stanley prior to the execution of this Agreement. A complete and correct copy of such opinion will have been made available to Finisar solely for informational purposes as promptly as practicable after having first been delivered to Optium.

        Section 3.23    Corporate Documents.    Optium has made available to Finisar, or its Representatives, for its examination complete and correct copies of (i) the certificate of incorporation and bylaws (or equivalent organizational documents, as applicable) of Optium and each of its Subsidiaries, (ii) the minute books of Optium containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the Board of Directors and any committees thereof and (iii) the charters of each committee of Optium's Board of Directors and any code of conduct or similar policy adopted by Optium. The corporate minute books and other corporate records of Optium are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the Law of the applicable jurisdiction. Optium has delivered or made available to Finisar or its Representatives complete and correct copies of all documents which are referred to in this Article III or in the Optium Disclosure Schedule.

        Section 3.24    Ownership.    Neither Optium nor any of its Affiliates or associates has been an interested stockholder of Finisar for purposes of Section 203 of the DGCL at any time within three (3) years prior to the date of this Agreement (other than pursuant to the Optium Voting Agreements).

        Section 3.25    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, each of Finisar and Sub acknowledges that neither Optium nor any person on behalf of Optium makes any other express or implied representation or warranty with respect to Optium or any of its Subsidiaries or with respect to any other information provided or made available to any of Finisar or Sub or their Affiliates in connection with the transactions contemplated by this Agreement. Neither Optium nor any other person will have or be subject to any liability or indemnification obligation to any of Finisar or Sub or any other person resulting from the distribution to Finisar or Sub, or Finisar's or Sub's use of, any such information, including any information, documents, projections, forecasts or other material made available to Finisar or Sub in certain "data rooms" or management presentations or otherwise in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Optium or any other person from liability for fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FINISAR AND SUB

        As an inducement for Optium to enter into this Agreement, Finisar and Sub make the following representations and warranties to Optium, subject to the exceptions set forth in the disclosure schedule delivered by Finisar to Optium on or before the date of this Agreement (the "Finisar Disclosure Schedule"). The Finisar Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered Sections and subsections of this Article IV; provided, however, that a matter disclosed in reference to any particular Section or subsection will be deemed to be disclosed for purposes of any other Sections or subsections of this Agreement, even if there is no express cross-reference, if the matter is disclosed in such a way to make its relevance to such other Sections or subsections readily apparent.

        Section 4.1    Organization and Good Standing.

        (a)   Finisar, Sub and each of Finisar's other Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted. None of Finisar, Sub or any other Finisar Subsidiary is in violation of any of the provisions of its respective certificate of incorporation or bylaws or equivalent organizational documents. Each of Finisar and Sub and Finisar's other Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Finisar. Finisar has made available to Optium a true, accurate and complete copy of the certificate of incorporation and bylaws or equivalent organizational documents, as applicable, of Finisar and each of its Subsidiaries, each as amended to date (the "Finisar Charter Documents"), and each Finisar Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked.

        (b)   The Finisar Disclosure Schedule contains a list of each of Finisar's Subsidiaries and the jurisdiction of its organization. Except for their interest in such Finisar Subsidiaries, neither Finisar nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        Section 4.2    Finisar Capital Structure.

        (a)   The authorized capital stock of Finisar consists of 750,000,000 shares of Finisar Common Stock and 5,000,000 shares of Finisar Preferred Stock, $0.001 par value ("Finisar Preferred Stock"). As of the close of business on May 13, 2008, (i) 308,838,619 shares of Finisar Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Finisar Preferred Stock were issued or outstanding; (iii) 16,671,377 shares of Finisar Common Stock were reserved for issuance upon conversion of Finisar's 5 1/4% Convertible Subordinated Notes due 2008; (iv) 13,495,277 shares of Finisar Common Stock were reserved for issuance upon conversion of Finisar's 2 1/2% Convertible Subordinated Notes due 2010; (v) no shares of Finisar Common Stock were reserved for issuance upon conversion of Finisar's 2 1/2% Convertible Senior Subordinated Notes due 2010; (vi) 6,800,000 shares of Finisar Common Stock were reserved for issuance pursuant to an amended and restated convertible promissory note dated March 21, 2008 issued in connection with Finisar's acquisition of AZNA LLC (the notes described in clauses (iii), (iv) and (v) and this clause (vi) being referred to herein, collectively, as the "Finisar Convertible Notes"); (vii) 53,138,389 shares of Finisar Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Finisar Common Stock ("Finisar Options") and the exercise, settlement or conversion of outstanding RSUs ("Finisar RSU Awards") granted under Finisar's stock option plans (the "Finisar Option Plans"); (viii) 37,042,324 shares of Finisar Common Stock were reserved for future issuance under the Finisar Option Plans; and (ix) 11,060,097 shares of Finisar Common Stock were reserved for future issuance pursuant to Finisar's employee stock purchase plan (including its sub-plan, the "Finisar Purchase Plan"). All shares of Finisar Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Finisar or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Finisar Common Stock or the capital stock of any Finisar Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business.

        (b)   All of the outstanding shares of capital stock of each of Finisar's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Finisar and/or one or more Finisar Subsidiaries free and clear of all security interests, Liens, claims, pledges, agreements, limitations on Finisar's voting rights, charges or other encumbrances of any nature.

        (c)   Except as set forth in this Section 4.2, there are (i) no equity securities of any class of Finisar or any of its Subsidiaries, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) no outstanding options, warrants, RSUs, equity securities, calls, rights, commitments or agreements of any character to which Finisar or any of its Subsidiaries is a party or by which any of them are bound obligating Finisar or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Finisar or any of its Subsidiaries or obligating Finisar or any of its Subsidiaries to grant, extend, accelerate the vesting of or otherwise amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Finisar (A) between or among Finisar and any of its stockholders or (B) to Finisar's knowledge, among any of Finisar's stockholders, except for the Finisar Voting Agreements.

        (d)   All outstanding shares of Finisar Common Stock, all Finisar Options and Finisar RSU Awards outstanding under the Finisar Option Plans and all of the Finisar Convertible Notes have been issued and granted in compliance with (i) all applicable securities Laws and (ii) all requirements set forth in any plans, contracts or agreements providing for the issuance or grant of such securities.

        Section 4.3    Authority; No Conflict; Required Filings and Consents.

        (a)   Finisar and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Assuming the accuracy of the representations set forth in Section 3.24, the execution and delivery of this Agreement by Finisar and Sub and the consummation by them of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Finisar and Sub, subject only to the approval of the issuance of shares of Finisar Common Stock in the Merger by the affirmative vote of the holders of a majority of the shares of Finisar Common Stock present or represented by proxy at the Finisar Stockholder Meeting (as defined in Section 6.7) (the "Finisar Stockholders Approval"). The directors of Finisar have unanimously approved this Agreement, declared the Merger to be advisable and in the best interests of and fair to Finisar's stockholders, and resolved to recommend to the Finisar stockholders that such stockholders vote in favor of the issuance of the shares of Finisar Common Stock pursuant to the Merger (the "Finisar Board Recommendation;" each of the Finisar Board Recommendation and the Optium Board Recommendation, as the context requires, a "Board Recommendation"). This Agreement has been duly executed and delivered by Finisar and Sub and constitutes the valid and binding obligation of Finisar and Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy Law and other similar Law affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        (b)   The execution and delivery of this Agreement by Finisar and Sub does not, and the consummation by them of the transactions contemplated by this Agreement will not, (i) contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Finisar or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of, or render void, voidable or without further binding effect, any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Finisar or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) contravene, conflict with or violate any Law applicable to Finisar or any of its Subsidiaries or any of their properties or assets, or (iv) result in the creation of any Lien upon any of the properties or assets of Finisar or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, defaults, terminations, cancellations, accelerations, Liens or other detriments which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

        (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Finisar or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Finisar or Sub or the consummation by Finisar or Sub of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL and the filing of appropriate documents with the relevant authorities of other states in which Finisar or any of its Subsidiaries conduct business or owns assets, (iv) the filing of the Joint Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act and such other filings as are required to be made with the SEC under the Exchange Act in connection with the transactions contemplated by this Agreement, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and the Laws of any foreign country or under the rules of the NASDAQ Stock Market which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Finisar, or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

        Section 4.4    SEC Filings; Financial Statements; Internal Controls.

        (a)   Finisar has timely filed and made available to Optium all forms, reports and documents required to be filed by Finisar with the SEC under the Exchange Act since May 1, 2004, other than registration statements on Form S-8 (collectively, the "Finisar SEC Reports"). Each of the Finisar SEC Reports and any forms, reports or documents filed by Finisar with the SEC after the date of this Agreement until the Closing (i) at the time of it filing, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder, and (ii) did not or will not at the time of its filing (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Finisar SEC Filing or necessary in order to make the statements in such Finisar SEC Filing, in the light of the circumstances under which they were made, not misleading. None of Finisar's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b)   Finisar has timely filed and made available to Optium all certifications and statements required by (x) Rule 13a-14 under the Exchange Act or (y) Sections 302 or 906 of SOX with respect to any Finisar SEC Report, and all such certifications were true and correct as of the date of the filing thereof. Finisar has made available to Optium all comment letters received by Finisar from the Staff of the SEC since May 1, 2004 and all responses to such comment letters filed by or on behalf of Finisar. To the knowledge of Finisar, no Finisar SEC Report is currently the subject of any ongoing review by the SEC. Finisar maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Finisar and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Finisar's SEC filings and other public disclosure documents. To Finisar's knowledge, each director and executive officer of Finisar has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since May 1, 2004. As used in this Section 4.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        (c)   Each of the consolidated financial statements (including, in each case, any related notes) included or incorporated by reference in any of the Finisar SEC Reports, and in any forms, reports or documents filed by Finisar with the SEC after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted for quarterly reports on Form 10-Q) and fairly present, or will fairly present, in all material respects, the consolidated financial position of Finisar and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or will not be expected to be material in amount. The unaudited consolidated balance sheet of Finisar as of January 27, 2008, as contained in the Finisar SEC Reports, is referred to herein as the "Finisar Balance Sheet." The Finisar Disclosure Schedule lists, and Finisar has made available to Optium true, accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S K) effected by Finisar or any of its Subsidiaries since May 1, 2004. The Finisar Disclosure Schedule lists all non-audit services performed by Ernst & Young LLP for Finisar and its Subsidiaries since May 1, 2004.

        (d)   Finisar maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Finisar maintains a system of disclosure controls and procedures and internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act, sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The management of Finisar has completed its assessment of the effectiveness of Finisar's internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended April 30, 2007, and such assessment concluded that such controls were effective. Finisar has disclosed, based on the most recent evaluations by its chief executive officer and its chief financial officer, to Finisar's outside auditors and the audit committee of Finisar's Board of Directors (A) any significant deficiencies or material weaknesses (as such terms are defined in the Public Company Accounting Oversight Board's Auditing Standard No. 2 or No. 5, as applicable) in the design or operation of internal control over financial reporting and (B) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Finisar's internal controls over financial reporting. Since April 30, 2007, to the knowledge of Finisar, neither Finisar nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or other Representative of Finisar or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Finisar or any of its Subsidiaries, including any complaint, allegation, assertion or claim that Finisar or any of its Subsidiaries has a material weakness in its internal control over financial reporting.

        (e)   Finisar is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ Global Select Market and is in compliance in all material respects with all applicable rules, regulations and requirements of SOX.

        Section 4.5    Absence of Undisclosed Liabilities.    Except as disclosed in the Finisar SEC Filings, Finisar and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP) other than (i) liabilities reflected in the Finisar Balance Sheet, (ii) liabilities specifically described in this Agreement or in the Finisar Disclosure Schedule, or incurred in connection with the transactions contemplated hereby, and (iii) normal or recurring liabilities incurred since the date of the Finisar Balance Sheet in the ordinary course of business consistent with past practices, and with respect to this clause (iii), none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Finisar.

        Section 4.6    Absence of Certain Changes or Events.    Since the date of the Finisar Balance Sheet, Finisar and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to Finisar or any of its Subsidiaries which has had or is reasonably expected to have a Material Adverse Effect on Finisar; (ii) any material change by Finisar in its accounting methods, principles or practices or its Tax methods, practices or elections; (iii) any material revaluation by Finisar of any of its assets, including, without limitation, writing down the value of intangible assets or inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any other action or event that has had or would reasonably be expected to have a Material Adverse Effect on Finisar; or (v) any other action or event that would have required the consent of Optium pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

        Section 4.7    Taxes.

        (a)   Finisar and each of its Subsidiaries has prepared and timely filed, or has had prepared and timely filed on its behalf, all Returns required to be filed with any taxing authority, and such Returns are true, accurate and complete in all material respects.

        (b)   As of the Effective Time, Finisar and each of its Subsidiaries (i) will have paid, or will have had paid on its behalf, all Taxes it is required to pay prior to the Effective Time and (ii) will have withheld and remitted to the appropriate taxing authorities all Taxes that are required to be withheld and remitted by it prior to the Effective Time.

        (c)   There is no Tax deficiency outstanding, proposed or assessed against Finisar or any of its Subsidiaries that is not reflected as a liability on the Finisar Balance Sheet, nor has Finisar or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Finisar does not have any material liabilities for unpaid federal, state, local or foreign Taxes that have not been accrued for or reserved on the Finisar Balance Sheet, whether asserted or unasserted, contingent or otherwise (other than Taxes that have accrued subsequent to the date of the Finisar Balance Sheet in the ordinary course and consistent with past practices).

        (d)   Finisar is not a party to any income tax-sharing agreement or similar arrangement with any other party, and Finisar has not assumed or agreed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax. Neither Finisar nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than the group of which Finisar is the common parent corporation), or (ii) has any liability for the Taxes of any person (other than Finisar and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise.

        (e)   No Returns of Finisar or any of its Subsidiaries are currently being audited by a government or taxing authority, nor is any such audit pending, and Finisar has not been notified of any request for such an audit or other examination. There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to Finisar or any of its Subsidiaries.

        (f)    Neither Finisar nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of any change in accounting method as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (g)   There are no Liens on the assets of Finisar relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

        (h)   Finisar has not received any notice from any taxing authority in a jurisdiction where either Finisar or any of its Subsidiaries has not filed Returns that Finisar or any of its Subsidiaries may be subject to taxation in such jurisdiction.

        (i)    Neither Finisar nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

        Section 4.8    Assets and Property.

        (a)   Finisar and its Subsidiaries have good and valid title to all property and assets that is reflected on the Finisar Balance Sheet as owned by them or that has been acquired after the date thereof (except for property and assets sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on Finisar.

        (b)   Finisar and each of its Subsidiaries own or lease all tangible assets and properties which are material to the conduct of their respective business as currently conducted (the "Finisar Material Tangible Assets"). The Finisar Material Tangible Assets are in good operating condition and repair. Neither Finisar nor any of its Subsidiaries is in default under or in breach or violation of, nor is there any basis for any claim of default by Optium or any of its Subsidiaries under, or breach or violation by Optium or any of its Subsidiaries of, any lease for Finisar Material Tangible Assets. To Finisar's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. All such leases to which Finisar or any of its Subsidiaries is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Law affecting or relating to creditors' rights generally, and (ii) general principles of equity.

        (c)   The Finisar Disclosure Schedule sets forth a true and complete list of all real property owned, leased, subleased, or otherwise occupied by Finisar or any of its Subsidiaries (collectively, the "Finisar Facilities"). Finisar and each of its Subsidiaries has good and marketable fee simple title to all real property that it owns, free and clear of all Liens, except for Liens for current Taxes not yet due or payable. The Finisar Facilities are not subject to any encumbrances, encroachments, building or use restrictions, exceptions, reservations or limitations, except those which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Finisar, or prevent any continued use of any of the Finisar Facilities in the usual and normal conduct of Finisar's business. There are no governmental or other restrictions which would prevent Finisar from conducting business operations in Finisar Facilities in the manner currently conducted. There are not pending or, to Finisar's knowledge, threatened condemnation proceedings relating to any of the Finisar Facilities. Neither Finisar nor any of its Subsidiaries is in default under or in breach or violation of, nor is there any basis for any claim of default by Finisar or any of its Subsidiaries under, or breach or violation by Finisar or any of its Subsidiaries of, any real property lease for Finisar Facilities. To Finisar's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any such lease. All such real property leases for Facilities currently occupied or leased by Finisar or any of its Subsidiaries are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Law affecting or relating to creditors' rights generally, and (ii) general principles of equity.

        Section 4.9    Intellectual Property.

        (a)   Finisar and its Subsidiaries exclusively own, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course) and without future payment to any person, all patents, trademarks, trade names, service marks, copyrights and mask work rights, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask work rights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used in the businesses of Finisar and its Subsidiaries as currently conducted (all of which are referred to as the "Finisar Intellectual Property Rights"), other than Finisar Licensed Intellectual Property (as defined in Section 4.9(b)).

        (b)   The Finisar Disclosure Schedule contains a complete and accurate list of (i) all U.S. and foreign patents and patent applications, all trademarks, trade names, service marks and mask work rights and all registered copyrights and applications therefor included in the Finisar Intellectual Property Rights, including the jurisdictions in which each such Finisar Intellectual Property Right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all material licenses, sublicenses, distribution agreements and other agreements to which Finisar or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Finisar Intellectual Property Rights (other than agreements with customers in the ordinary course) or has the right to manufacture, reproduce, market or exploit any product of Finisar or any of its Subsidiaries (a "Finisar Product") or any adaptation, translation or derivative work based on any Finisar Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Finisar or any of its Subsidiaries is a party and pursuant to which Finisar or any of its Subsidiaries is authorized to use any patents, trademarks, copyrights, trade secrets or other proprietary technology including software (other than standard end-user licenses for software) of any third party which is material to the manufacture of, is material as incorporated in, or forms a material part of any Finisar Product or is otherwise material to and used (or is currently proposed to be used) by Finisar or its Subsidiaries in the business of Finisar as currently conducted, other than generally available commercial software ("Finisar Licensed Intellectual Property"), (iv) all material joint development agreements to which Finisar or any of its Subsidiaries is a party, and (v) all agreements with, or letters of approval issued by, Governmental Entities or other third parties pursuant to which Finisar has obtained or may obtain funding for any research and development activities.

        (c)   The execution and delivery of this Agreement, Finisar's compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any material violation or material breach of or material default under (with or without notice or lapse of time or both), or give rise to any right or license relating to any Finisar Intellectual Property Rights, any right of termination, cancellation or acceleration of any Finisar Intellectual Property Rights, or a loss of or an encumbrance on any Finisar Intellectual Property Rights or any material benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Finisar Intellectual Property Rights or otherwise impair in any material respect the right of Finisar or any of its Subsidiaries or any of their customers to use the Finisar Intellectual Property Rights in the same manner as such Finisar Intellectual Property Rights are currently being used them.

        (d)   To the knowledge of Finisar, all patents and all registered trademarks, service marks, copyrights and mask work rights issued to Finisar or any of its Subsidiaries are valid, subsisting and enforceable. To the knowledge of Finisar, none of the Finisar Intellectual Property Rights infringes, misappropriates or conflicts with any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. To the knowledge of Finisar, neither the manufacturing, marketing, licensing or sale of any Finisar Product infringes any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Finisar (i) has not received notice that Finisar or any of its Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or enforceability of any Finisar Intellectual Property Rights or the validity or effectiveness of any license or agreement relating to any Finisar Intellectual Property Rights, except for office actions in the ordinary course of prosecution. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding any patent, copyright, trade secret, trademark, trade name, mask work right or other claim relating to the Finisar Intellectual Property Rights to which Finisar or any of its Subsidiaries is a party or by which any of them are bound.

        (e)   All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Finisar Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Finisar or one of its Subsidiaries without the assistance of any third party, (ii) employees of Finisar or one of its Subsidiaries with the assistance of third parties who assigned ownership of their rights with respect thereto to Finisar or such Subsidiary by means of valid and enforceable agreements, or (iii) third parties who assigned ownership of their rights with respect thereto to Finisar or one of its Subsidiaries by means of valid and enforceable agreements.

        (f)    Neither Finisar, nor any of its Subsidiaries nor, to the knowledge of Finisar, any other party to any licensing, sublicensing, distributorship or other similar arrangements with Finisar or any of its Subsidiaries relating to the Finisar Intellectual Property Rights is in breach of or default under any material obligations under such arrangements.

        (g)   To the knowledge of Finisar, no person is infringing on or otherwise violating any right of Finisar or any of its Subsidiaries with respect to any Finisar Intellectual Property Rights.

        (h)   No current or former employee, officer, director, stockholder, consultant or independent contractor of Finisar or any of its Subsidiaries and no university, college or other educational institution, foundation or research center has any right, claim or interest in or with respect to any Finisar Intellectual Property Rights. No approval or consent of, or notice to, any Governmental Entity is required to transfer, license, import, export or disclose any Finisar Intellectual Property.

        (i)    Finisar and each of its Subsidiaries has taken all reasonable measures and precautions in accordance with standard industry practices to protect and maintain its rights in all Finisar Intellectual Property Rights and to maintain the confidentiality, secrecy and value of all information that constitutes or constituted a trade secret of Finisar or any of its Subsidiaries. Finisar has and enforces a policy requiring each employee and independent contractor developing intellectual property or having access to confidential information regarding Finisar Intellectual Property Rights to execute a proprietary information/confidentiality agreement substantially in the form made available to Optium, and all such current and former employees and contractors of Finisar and its Subsidiaries have executed such an agreement, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on Finisar.

        Section 4.10    Certain Contracts.

        (a)   Except as disclosed in the Finisar SEC Reports filed prior to the date hereof or as set forth in the Finisar Disclosure Schedule, neither Finisar nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Finisar or any of its Subsidiaries to compete in any line of business or to engage in any line of business in any geographic area or with any person, or which requires exclusive referrals of business or requires Finisar or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) which relates to the incurrence of indebtedness in the principal amount of $1,000,000 or more, (v) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of Finisar or any of its Subsidiaries, (vi) which provides any customer of Finisar or any of its Subsidiaries with product exclusivity rights, (vii) pursuant to which Finisar or any of its Subsidiaries is the beneficiary of any material foreign Tax holiday, (viii) which limits in any material respect, the ability of Finisar or any of its Subsidiaries to close any facility or terminate any employees, (ix) which is a consulting agreement or service contract which involves the payment of $100,000 or more in annual fees, or (x) which provides for the payment by Finisar or any of its Subsidiaries of material payments upon a change of control thereof. Each contract, arrangement, commitment or understanding of the type described in this Section 4.10(a), is referred to herein as a "Finisar Material Contract".

        (b)   Neither Finisar nor any of its Subsidiaries has breached, or received in writing any claim or threat that it has breached or is otherwise in default under, any of the terms or conditions of any Finisar Material Contract in such a manner as would permit any other party to cancel or terminate the same or permit any other party to collect material damages from Finisar or any of its Subsidiaries thereunder or limit the freedom of Finisar or any of its Subsidiaries (or, following the Merger, Optium or any of its Subsidiaries) to engage in any line of business or to compete with any person or entity in any geographic area. To Finisar's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any such party under, or breach or violation by any such party of, any Finisar Material Contract. All Finisar Material Contracts are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar Law affecting or relating to creditors' rights generally, and (ii) general principles of equity.

        Section 4.11    Litigation.    Except as described in the Finisar SEC Reports, there is no action, suit or proceeding, claim, arbitration, mediation or investigation against Finisar or any of its Subsidiaries pending or as to which Finisar has received any written notice of assertion, which would be reasonably be expected to have a Material Adverse Effect on Finisar, or a material adverse effect on the ability of Finisar to consummate the transactions contemplated by this Agreement.

        Section 4.12    Environmental Matters.    Except for matters that have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect on Finisar:

          (a)   No Hazardous Material is present, as a result of the actions or omissions of Finisar or any of its Subsidiaries, in regulated concentrations requiring Response Action in, on or under any property that Finisar or any of its Subsidiaries currently owns, operates, occupies or leases or, to the knowledge of Finisar, in, on or under any property that Finisar or any of its Subsidiaries has at any time owned, operated, occupied or leased. No underground storage tanks are present under any property that Finisar or any of its Subsidiaries currently owns, operates, occupies or leases or, to the knowledge of Finisar, any property that Finisar or any of its Subsidiaries has at any time owned, operated, occupied or leased. Neither Finisar nor any of its Subsidiaries has notified any

  Governmental Entity or third party, or been required under any Environmental Law to notify any Governmental Entity or third party, of any Release of any Hazardous Material.

          (b)   At all times, Finisar and each of its Subsidiaries has conducted Hazardous Materials Activities in material compliance with all Environmental Laws.

          (c)   Finisar and each of its Subsidiaries currently holds all material Environmental Permits necessary for the conduct of its business as such business is currently being conducted, and is in material compliance with all such Environmental Permits. No environmental report or Response Action, and no notification to or approval, consent or authorization from any Governmental Entity with jurisdiction regarding Hazardous Materials, is required to be obtained, either before or after the Effective Time, in connection with any of the transactions contemplated by this Agreement.

          (d)   No Environmental Claim is pending or, to the knowledge of Finisar, threatened, against Finisar or any of its Subsidiaries. To the knowledge of Finisar, there is no material fact or circumstance, including any Release, which would reasonably be expected to involve Finisar or any of its Subsidiaries in any Environmental Claim or impose upon Finisar or any of its Subsidiaries any liability arising out of Hazardous Materials Activities.

          (e)   Finisar has made available to Optium all material documents available to Finisar relating to material environmental matters concerning Finisar and its Subsidiaries or any property now or formerly owned, operated, occupied or leased by Finisar or any of its Subsidiaries, whether generated by Finisar, any of its Subsidiaries or others, including without limitation environmental audits, environmental risk assessments, site assessments (including without limitation including any ASTM Phase I or Phase II assessments), documentation regarding off-site disposal of Hazardous Materials, and Environmental Permits and material reports and correspondence issued by any Governmental Entity relating to any environmental matters.

        Section 4.13    Employee Benefit Plans.

        (a)   The Finisar Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former United States employee, consultant or director of Finisar or any of its Subsidiaries or any trade or business (whether or not incorporated) which is a member or which is under common control with Finisar within the meaning of Section 414 of the Code (a "Finisar ERISA Affiliate") (together, the "Finisar U.S. Employee Plans").

        (b)   With respect to each Finisar U.S. Employee Plan, Optium has made available to Finisar, true, accurate and complete copies of such plan (or, if such plan is not in writing, a written summary of its material terms) and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent IRS determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Entity for such plan.

        (c)   With respect to the Finisar U.S. Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Finisar, there exists no condition or set of circumstances in connection with which Finisar could be subject to any liability under ERISA, the Code or any other applicable Law that would reasonably be expected to have a Material Adverse Effect on Finisar.

        (d)   With respect to the Finisar U.S. Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the financial statements of Finisar that would reasonably be expected to have a Material Adverse Effect on Finisar.

        (e)   Neither Finisar, nor any Finisar ERISA Affiliate has any express or implied commitment to modify, change or terminate any Finisar U.S. Employee Plan (or establish a new plan, agreement or other arrangement that would be a Finisar U.S. Employee Plan if established), other than as required by this Agreement or applicable Law.

        (f)    Neither Finisar, nor any Finisar ERISA Affiliate, has ever sponsored, participated in, or contributed to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. No Finisar U.S. Employee Plan is a "multiemployer plan" (as defined by Section 3(37) of ERISA). No Finisar U.S. Employee Plan has promised or provided, or currently promises or provides, retiree medical or other retiree welfare benefits to any person other than as required by Law.

        (g)   Except as disclosed in Finisar SEC Filings filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Finisar nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Finisar or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Finisar of the nature contemplated by this Agreement, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        (h)   The Finisar Disclosure Schedule sets forth a complete and accurate list of all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, consultant or director of Optium or any of its Subsidiaries outside the United States (together, the "Finisar International Employee Plans"). With respect to each Finisar International Employee Plan, Finisar has made available to Optium, true, accurate and complete copies of such plan (or, if such plan is not in writing, a written summary of its material terms) and, if applicable, all amendments thereto, the summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Entity for such plan. Each Finisar International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements of all applicable statutes and regulations. No Finisar International Employee Plan has unfunded liabilities that, as of the Effective Date, will not be offset by insurance or fully accrued. Neither Finisar nor any of its Subsidiaries has any express or implied commitment to modify, change or terminate any Finisar International Employee Plan (or establish a new plan, agreement or other arrangement that would be a Finisar International Employee Plan if established), other than as required by this Agreement or applicable Law.

        Section 4.14    Employment Law Matters.    Except for matters that have not resulted, and would not reasonably be expected to result in, a Material Adverse Effect on Finisar: (a) Finisar and each of its Subsidiaries is in compliance with all applicable Law respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours; (b) neither Finisar nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of Finisar or any of its Subsidiaries and classified by Finisar or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Finisar or any of its Subsidiaries through its respective payroll department and reported on a form W-4 ("Finisar Contingent Workers"), for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Finisar Contingent Workers; (c) there are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the knowledge of Finisar, threatened against Finisar or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (d) none of the employment policies or practices of Finisar or any of its Subsidiaries is currently being audited or investigated, or to the knowledge of Finisar, subject to imminent audit or investigation by any Governmental Entity; (e) neither Finisar nor any of its Subsidiaries is, or within the last three (3) years has been, subject to any order, decree, injunction or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters; (f) Finisar and each of its Subsidiaries is in material compliance with the requirements of the Immigration Reform Control Act of 1986 and similar Law regarding employment of workers who are not citizens of the country in which services are performed; (g) all employees of Finisar and each of its Subsidiaries are employed at-will and no such employees are subject to any contract with Finisar or any of its Subsidiaries or any policy or practice of Finisar or any of its Subsidiaries providing for right of notice of termination of employment or the right to receive severance payments or similar benefits upon the termination of employment by Finisar or any of its Subsidiaries; (h) to the extent that any Finisar Contingent Workers are employed, Finisar and each of its Subsidiaries has properly classified and treated them in accordance with applicable Law and for purposes of all employee benefit plans and perquisites, and (i) neither Finisar nor any of its Subsidiaries has experienced a "plant closing," "business closing," or "mass layoff" as defined in the WARN Act or any similar Law affecting any site of employment of Finisar or any of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of Finisar or any of its Subsidiaries, and, during the ninety (90)-day period preceding the date hereof, no employee has suffered an "employment loss," as defined in the WARN Act, with respect to Finisar or any of its Subsidiaries.

        Section 4.15    Compliance with Laws.    Finisar and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to and has no claim pending against it for violation of any Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not reasonably be expected to have a Material Adverse Effect on Finisar.

        Section 4.16    Interested Party Transactions.    Except as set forth in the Finisar SEC Reports, no event has occurred that would be required to be reported by Finisar as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        Section 4.17    Insurance.    Finisar and its Subsidiaries are covered by insurance policies of the type and in amounts customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and Finisar and its Subsidiaries have complied with the provisions of such policies. Finisar and its Subsidiaries have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Finisar or its Subsidiaries under or in connection with any of their insurance policies. Neither Finisar nor any of its Subsidiaries have received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Finisar or any of its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by Finisar or its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

        Section 4.18    Finisar Products.

        (a)   Except as would not reasonably be expected to have a Material Adverse Effect on Finisar, and except for normal returns in the ordinary course of business against which Finisar has made adequate reserves, each Finisar Product developed or distributed by Finisar or any of its Subsidiaries, whether currently distributed or currently under development, conforms and complies in all material respects with the terms and requirements of any applicable specifications, the agreement related to such Finisar Product and with all applicable legal requirements.

        (b)   Except as would not reasonably be expected to have a Material Adverse Effect on Finisar, and except for normal returns in the ordinary course of business, no customer or other person has asserted or, to the knowledge of Finisar, threatened to assert any claim against Finisar or any of its Subsidiaries (i) under or based upon any warranty provided by or on behalf of Finisar or any of its Subsidiaries, or (ii) under or based upon any other warranty relating to any Finisar Product.

        (c)   Except as would not reasonably be expected to have a Material Adverse Effect on Finisar, and except for defects attributable to specifications provided by customer of which Finisar has no knowledge, each Finisar Product was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any bug that would not adversely affect in any material respect such Finisar Product.

        (d)   To the knowledge of Finisar and except as would not reasonably be expected to have a Material Adverse Effect on Finisar, there are no facts which could give rise to a epidemic defect, product recall or hazard condition in a Finisar Product or a customer product in which such Finisar Product is incorporated. All installation services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Finisar and its Subsidiaries were performed properly and in full conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable legal requirements.

        (e)   Except as would not reasonably be expected to have a Material Adverse Effect on Finisar, no product liability claims have been threatened, alleged or filed against Finisar or any of its Subsidiaries related to any Finisar Product.

        Section 4.19    Export Control Requirements.    Except as disclosed in the Finisar SEC Reports or as would not reasonably be expected to have a Material Adverse Effect on Finisar:

          (a)   Finisar and each of its Subsidiaries has complied with all export control requirements prescribed by Law regarding any export of its products or technology, including the EAR maintained by the U.S. Department of Commerce and the ITAR maintained by the Department of State;

          (b)   The respective businesses of Finisar and its Subsidiaries, as currently conducted, do not require Finisar or any of its Subsidiaries to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other Law regulating the development, commercialization or export of technology; and

          (c)   Neither Finisar nor any of its Subsidiaries has received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

        Section 4.20    Registration Statement; Joint Proxy Statement/Prospectus.    The information supplied or to be supplied by Finisar for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by Finisar for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Finisar or Optium, at the time of the Finisar Stockholders' Meeting, at the time of the Optium Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Finisar Stockholders' Meeting or the Optium Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Finisar or any of its Affiliates, officers or directors should be discovered by Finisar which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Finisar shall promptly inform Optium.

        Section 4.21    Opinion of Financial Advisor.    The Board of Directors of Finisar has received the written opinion of its financial advisor, Oppenheimer & Co. Inc. ("Oppenheimer"), to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio was fair to Finisar from a financial point of view, and such opinion has not been withdrawn or modified (except for any nonsubstantive and otherwise immaterial modification) by Oppenheimer prior to the execution of this Agreement. A complete and correct copy of such opinion will have been made available to Optium solely for informational purposes as promptly as practicable after having first been delivered to Finisar.

        Section 4.22    Corporate Documents.    Finisar has made available to Optium, or its Representatives, for its examination complete and correct copies of (i) the certificate of incorporation and bylaws (or equivalent organizational documents, as applicable) of Finisar and each of its Subsidiaries, (ii) the minute books of Finisar containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the Board of Directors and any committees thereof and (iii) the charters of each committee of Finisar's Board of Directors and any code of conduct or similar policy adopted by Finisar. The corporate minute books and other corporate records of Finisar are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in material compliance with the Law of the applicable jurisdiction. Finisar has delivered or made available to Optium or its Representatives complete and correct copies of all documents which are referred to in this Article IV or in the Finisar Disclosure Schedule.

        Section 4.23    Operations of Sub.    Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

        Section 4.24    Ownership.    Neither Finisar nor any of its Affiliates or associates has been an interested stockholder of Optium for purposes of Section 203 of the DGCL at any time within three (3) years prior to the date of this Agreement (other than pursuant to the Finisar Voting Agreements).

        Section 4.25    DGCL Section 203; Rights Plan.

        (a)   Prior to the execution of this Agreement and the Finisar Voting Agreements, the Board of Directors of Finisar approved this Agreement and the Finisar Voting Agreements and, assuming the accuracy of the representations set forth in Section 3.24, Finisar has taken all other requisite action such that the restrictions of Section 203 of the DGCL will not apply to the Merger, this Agreement, the Finisar Voting Agreements or the transactions contemplated hereby and thereby. No other antitakeover Law of any Governmental Entity are applicable to the Merger, this Agreement, the Finisar Voting Agreements or the transactions contemplated hereby and thereby.

        (b)   Assuming the accuracy of the representations and warranties regarding beneficial ownership of shares of Optium Common Stock made in the Optium Voting Agreements by the respective stockholders of Optium who are signatories thereto (the "Optium Signatory Stockholders"), and that the Optium Signatory Stockholders do not beneficially own any shares of Finisar Common Stock, as of the date of this Agreement, (i) no Distribution Date or Stock Acquisition Date (as such terms are defined in the Rights Agreement) will occur, and (ii) no Right (as such term is defined in the Rights Agreement) will become exercisable, in each case, solely as a result of (A) the execution, delivery or performance of the Optium Voting Agreements or the transactions contemplated thereby, or (B) the execution and delivery of the Merger Agreement, the performance thereof prior to the Effective Time or, but solely with respect to the shares of Optium Common Stock beneficially owned as of the date hereof by the Optium Signatory Stockholders, the consummation of the Merger and the other transactions contemplated by this Agreement that result in such Optium Signatory Stockholders becoming beneficial owners of shares of Finisar Common Stock.

        Section 4.26    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, Optium acknowledges that neither Finisar nor any person on behalf of Finisar makes any other express or implied representation or warranty with respect to Finisar or any of its Subsidiaries or with respect to any other information provided or made available to Optium or its Affiliates in connection with the transactions contemplated by this Agreement. Neither Finisar nor any other person will have or be subject to any liability or indemnification obligation to Optium or any other person resulting from the distribution to Optium, or Optium's use of, any such information, including any information, documents, projections, forecasts or other material made available to Optium in certain "data rooms" or management presentations or otherwise in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article IV. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Optium or any other person from liability for fraud.

ARTICLE V
CONDUCT OF BUSINESS

        Section 5.1    Covenants of Optium.    During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Optium agrees as to itself and its Subsidiaries (except to the extent that Finisar shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Optium shall promptly notify Finisar of any event or occurrence not in the ordinary course of business of Optium where such event or occurrence would result in a breach of any covenant of Optium set forth in this Agreement or cause any representation or warranty of Optium set forth in this Agreement to be inaccurate in any material respect as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement or set forth in Section 5.1 of the Optium Disclosure Schedule, subject to the provisions of Section 6.1, Optium shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Finisar:

          (a)   Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of Optium or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b)   Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Optium Intellectual Property Rights other than grants pursuant to obligations existing as of the date of this Agreement and the grant of non-exclusive licenses in the ordinary course of business consistent with past practices;

          (c)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, equity securities or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (d)   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (e)   Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options to purchase, and RSU awards with respect to shares of Optium Common Stock, consistent with past practices with respect to both amount and timing of such grants (provided that no such grants shall be made to any executive officer other than pursuant to the existing bonus plan) (ii) the issuance of shares of Optium Common Stock issuable upon the exercise of (A) options granted under the Optium Option Plans or (B) the Optium Warrants or (iii) upon the exercise, settlement or conversion or Optium RSU awards;

          (f)    Acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practices;

          (g)   Except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Optium or any of its Subsidiaries;

          (h)   Sell, lease, license or encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Optium, except for transactions entered into in the ordinary course of business consistent with past practices;

          (i)    Take any action to (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages or payment of bonuses of employees in accordance with past practices with respect to both amount and timing of such increases, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with any officer, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (vi) increase the rate of any compensation payable to any director, agent, advisor (including legal, accounting and financial advisors) or other Representative;

          (j)    Revalue any of its material assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

          (k)   Change any of its material accounting principles, estimates, or practices, except as may be required as a result of a change in GAAP;

          (l)    Make or rescind any material election relating to Taxes, settle or compromise any material claim, action, litigation, proceeding, arbitration or investigation relating to Taxes or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Returns for the most recent taxable year for which a Return has been filed, except as may be required by applicable Law;

          (m)  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

          (n)   Amend or propose to amend its certificate of incorporation or bylaws, except as contemplated by this Agreement or as may be required by applicable Law or the applicable rules and regulations of the NASDAQ Stock Market;

          (o)   Incur or commit to incur capital expenditures in excess of $5,000,000;

          (p)   Enter into any contract that subjects or will subject the Surviving Corporation or Finisar or any of their respective Subsidiaries to any material non-competition, non-solicitation or similar restrictions in the conduct of their respective businesses following the Effective Time;

          (q)   Make any loans, advances or capital contributions to, or investments in, any person or entity (other than (i) loans, advances or capital contributions to a wholly owned Subsidiary or loans or advances from such a Subsidiary, (ii) customer loans and advances to employees consistent with past practices or (iii) short-term investments of cash in the ordinary course of business in accordance with existing cash management policies and procedures;

          (r)   Enter into any material contract or agreement, except in the ordinary course of business;

          (s)   Amend or terminate any material contract, agreement or license to which it is a party or waive or release any material right or claim in a manner that would have a Material Adverse Effect on Optium, except in the ordinary course of business;

          (t)    Initiate any litigation or arbitration proceeding;

          (u)   Liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution);

          (v)   Adopt or implement any stockholder rights plan;

          (w)  Take any action, other than as contemplated by this Agreement, that would require the approval of Optium's stockholders or which would reasonably be expected to result in a delay in the preparation, filing or review by the SEC of the Registration Statement;

          (x)   Agree in writing or otherwise to take, any of the actions described in subsections (a) through (w) above; or

          (y)   Take any other action which would reasonably be expected to cause the closing condition set forth in Section 7.2(a) not to be satisfied.

        Section 5.2    Covenants of Finisar.    During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Finisar agrees as to itself and its

Subsidiaries (except to the extent that Optium shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Finisar shall promptly notify Optium of any event or occurrence not in the ordinary course of business of Finisar where such event or occurrence would result in a breach of any covenant of Finisar set forth in this Agreement or cause any representation or warranty of Finisar set forth in this Agreement to be inaccurate as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement or set forth in Section 5.2 of the Finisar Disclosure Schedule, subject to the provisions of Section 6.2, Finisar shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Optium:

          (a)   Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of Finisar or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b)   Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Finisar Intellectual Property Rights other than grants pursuant to obligations existing as of the date of this Agreement and the grant of non-exclusive licenses in the ordinary course of business consistent with past practices;

          (c)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, equity securities or property) in respect of any of its capital stock, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (d)   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (e)   Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options to purchase shares of Finisar Common Stock, consistent with past practices with respect to amount and timing of such grants (provided that no such grants shall be made to any executive officer), or (ii) the issuance of (A) rights to purchase shares of Finisar Common Stock under the Finisar Purchase Plan, or (B) shares of Finisar Common Stock issuable upon the exercise of options granted under the Finisar Option Plans or pursuant to rights under the Finisar Purchase Plan; or (C) shares of Finisar Common Stock issuable upon the conversion of the Finisar Convertible Notes;

          (f)    Acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practices;

          (g)   Except for a confidentiality agreement as permitted by Section 6.2, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Finisar or any of its Subsidiaries;

          (h)   Sell, lease, license or encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Finisar, except for transactions entered into in the ordinary course of business consistent with past practices;

          (i)    Take any action to (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages or payment of bonuses of employees in accordance with past practices with respect to both amount and timing of such increases, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with any officer, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (vi) increase the rate of any compensation payable to any director, agent, advisor (including legal, accounting and financial advisors) or other Representative;

          (j)    Revalue any of its material assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices;

          (k)   Change any of its material accounting principles, estimates, or practices, except as may be required as a result of a change in GAAP;

          (l)    Make or rescind any material election relating to Taxes, settle or compromise any material claim, action, litigation, proceeding, arbitration or investigation relating to Taxes or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Returns for the most recent taxable year for which a Return has been filed, except as may be required by applicable Law;

          (m)  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

          (n)   Amend or propose to amend its certificate of incorporation or bylaws, except as contemplated by this Agreement or as may be required by applicable Law or the applicable rules and regulations of the NASDAQ Stock Market;

          (o)   Incur or commit to incur aggregate capital expenditures in excess of $20,000,000;

          (p)   Enter into any contract that subjects or will subject the Surviving Corporation or Finisar or any of their respective Subsidiaries to any material non-competition, non-solicitation or similar restrictions in the conduct of their respective businesses following the Effective Time;

          (q)   Make any loans, advances or capital contributions to, or investments in, any person or entity (other than (i) loans, advances or capital contributions to a wholly-owned Subsidiary or loans or advances from such a Subsidiary, (ii) customer loans and advances to employees consistent with past practices or (iii) short-term investments of cash in the ordinary course of business in accordance with existing cash management policies and procedures;

          (r)   Enter into any material contract or agreement, except in the ordinary course of business;

          (s)   Amend or terminate any material contract, agreement or license to which it is a party or waive or release any material right or claim in a manner that would have a Material Adverse Effect on Finisar, except in the ordinary course of business;

          (t)    Initiate any litigation or arbitration proceeding;

          (u)   Liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution);

          (v)   Amend or terminate the Rights Agreement;

          (w)  Take any action, other than as contemplated by this Agreement, that would require the approval of Finisar's stockholders or which would reasonably be expected to result in a delay in the preparation, filing or review by the SEC of the Registration Statement;

          (x)   Agree in writing or otherwise to take, any of the actions described in subsections (a) through (w) above; or

          (y)   Take any other action which would reasonably be expected to cause the closing condition set forth in Section 7.3(a) not to be satisfied.

        Section 5.3    Cooperation.    Subject to compliance with applicable Law, from the date hereof until the Effective Time, each of Finisar and Optium shall confer on a regular and frequent basis with one or more Representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE VI
ADDITIONAL AGREEMENTS

        Section 6.1    No Solicitation by Optium.

        (a)   From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Optium shall not, directly or indirectly, through any officer, director, employee, Affiliate, agent or advisor (each a "Representative"), (i) solicit, initiate, seek or knowingly encourage or support (including, without limitation, by waiving any standstill or similar contractual restriction) any inquiries or proposals that constitute, or would reasonably be expected to lead to, an Optium Acquisition Proposal (as defined in Section 6.1(e)(i)), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Optium Acquisition Proposal, or (iii) agree to any Optium Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Optium or its Board of Directors from, at any time prior to receipt of the Optium Stockholder Approval, providing non-public information to, or engaging or participating in discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Optium Acquisition Proposal by such person or entity, if and only to the extent that (A) the Board of Directors of Optium (after consultation with its financial advisors and outside legal counsel) determines in good faith that such Optium Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all financial, legal, regulatory and other aspects of such Optium Acquisition Proposal and the person making it, and that such Optium Acquisition Proposal constitutes or is reasonably likely to lead to an Optium Superior Proposal (as defined in Section 6.1(e)(ii)), (B) the Board of Directors of Optium determines in good faith (after consultation with and based upon the advice of outside legal counsel) that failure to take such action would constitute a breach of the Optium Board of Directors' fiduciary duties under applicable Law and (C) prior to providing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Optium Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to Optium than those contained in the Mutual Non-Disclosure Agreement dated as of July 19, 2007 between Finisar and Optium (the "Confidentiality Agreement") and all information delivered to such person or entity that has not previously been made available to Finisar is made available to Finisar at the same time it is made available to such person or entity.

        (b)   Optium shall notify Finisar no later than twenty-four (24) hours after receipt by Optium (or its advisors) of any Optium Acquisition Proposal or any request for nonpublic information in connection with an Optium Acquisition Proposal or for access to the properties, books or records of Optium by any person or entity that informs Optium that it is considering making, or has made, an Optium Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        (c)   Except as specifically permitted in Section 6.1(a), Optium shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any third party with respect to any Optium Acquisition Proposal or which could reasonably be expected to lead to an Optium Acquisition Proposal, and shall inform its Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Optium's obligations under this Section 6.1. Optium shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Optium's obligations under this Section 6.1. Optium shall promptly demand that any third party (and the legal, financial or other Representatives of any such third party) who has heretofore executed a confidentiality agreement with or for the benefit of Optium or any of its Subsidiaries with respect to such party's consideration of a possible Optium Acquisition Proposal promptly return or destroy (and Optium shall use commercially reasonable efforts to cause any such destruction to be certified in writing by any such third party to Optium) all confidential information heretofore made available by Optium or any of its Subsidiaries or any of their legal, financial or other Representatives to such party or any of its legal, financial or other Representatives in accordance with the terms of the confidentiality agreement with such party.

        (d)   Except as provided in this Section 6.1(d), neither the Board of Directors of Optium nor Optium shall, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, the Optium Board Recommendation, or (ii) approve or recommend or propose publicly to approve or recommend, or resolve to approve or recommend, any Optium Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether such action is effected or authorized by Optium, the Board of Directors of Optium, or any committee thereof, an "Optium Board Recommendation Change"). Notwithstanding the foregoing:

            (i)  At any time prior to the receipt of the Optium Stockholder Approval, the Optium Board of Directors may, in response to an Optium Acquisition Proposal that the Optium Board of Directors determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes an Optium Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 6.1, make an Optium Board Recommendation Change if the Optium Board of Directors has concluded in good faith, after consultation with its outside counsel, that, in light of such Optium Superior Proposal, the failure of the Optium Board of Directors to effect a Optium Board Recommendation Change and/or terminate this Agreement pursuant to Section 8.1(f) would result in a breach of its fiduciary duties under applicable Law; provided, however, that Optium shall not be entitled to exercise its right to make an Optium Board Recommendation Change pursuant to this sentence unless Optium has: (A) provided to Finisar three (3) business days' prior written notice (such notice, a "Notice of Optium Superior Proposal"), which notice shall not be deemed to be an Optium Board

  Recommendation Change, advising Finisar that the Optium Board of Directors intends to take such action and specifying the reasons therefore, including the then current material terms and conditions of any Optium Superior Proposal that is the basis of the proposed action by the Optium Board of Directors and the identity of the Person making the proposal (it being understood and agreed that any material amendment to any term of any such Optium Superior Proposal shall require a new Notice of Optium Superior Proposal and a new three (3) business day period), (B) during such three (3) business day period if requested by Finisar, Optium engaged in good faith negotiations with Finisar to amend this Agreement in such a manner that any Optium Acquisition Proposal which was determined to constitute an Optium Superior Proposal no longer is an Optium Superior Proposal and (C) at the end of such period such Optium Acquisition Proposal has not been withdrawn and continues to constitute an Optium Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Finisar following a Notice of Optium Superior Proposal, as a result of the negotiations required by clause (B) or otherwise).

           (ii)  Nothing contained in this Section 6.1(d) shall be deemed to (A) affect any other obligation of Optium under this Agreement (other than the obligation to recommend this Agreement set forth in Section 6.7) or (B) except upon a termination of this Agreement pursuant to Section 8.1, limit Optium's obligation to call, give notice of, convene and hold the Stockholder Meeting of Optium, regardless of whether the Optium Board of Directors has effected an Optium Board Recommendation Change.

          (iii)  Nothing contained in this Section 6.1(d) or otherwise contained in this Agreement shall be deemed to prohibit Optium from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Optium's stockholders if, in the good faith judgment of the Optium Board of Directors, after consultation with outside counsel, such action is required under applicable Law.

        (e)   For purposes of this Agreement:

            (i)  "Optium Acquisition Proposal" means (A) any proposal, indication of interest or offer with respect to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Optium or any of its Significant Subsidiaries (as defined in Section 9.3) or (B) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power or of any class of equity securities of Optium or those of any of its Subsidiaries, or 10% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of Optium, in each case other than the transactions contemplated by this Agreement.

           (ii)  "Optium Superior Proposal" means an unsolicited bona fide Optium Acquisition Proposal involving the acquisition of substantially all of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of Optium that the Optium Board of Directors determines in good faith, after consultation with Optium's outside legal counsel and financial advisor, to be more favorable from a financial point of view to the Optium stockholders than the Merger, taking into account all financial, regulatory, legal and other aspects of such Optium Acquisition Proposal including, without limitation, the likelihood of consummation in light of, among other things, whether or not fully committed financing is available.

        Section 6.2    No Solicitation by Finisar.

        (a)   From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, Finisar shall not, directly or indirectly, through any Representative, (i) solicit, initiate, seek or knowingly encourage or support (including, without limitation, by waiving any standstill or similar contractual restriction) any inquiries or proposals that constitute, or would reasonably be expected to lead to, a Finisar Acquisition Proposal (as defined in Section 6.2(e)(i)), (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Finisar Acquisition Proposal, or (iii) agree to any Finisar Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Finisar or its Board of Directors from, at any time prior to receipt of the Finisar Stockholder Approval, providing non-public information to, or engaging or participating in discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Finisar Acquisition Proposal by such person or entity, if and only to the extent that (A) the Board of Directors of Finisar (after consultation with its financial advisors and outside legal counsel) determines in good faith that such Finisar Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all financial, legal, regulatory and other aspects of such Finisar Acquisition Proposal and the person making it, and that such Finisar Acquisition Proposal constitutes or is reasonably likely to lead to a Finisar Superior Proposal (as defined in Section 6.2(e)(ii)), (B) the Board of Directors of Finisar determines in good faith (after consultation with and based upon the advice of outside legal counsel) that failure to take such action would constitute a breach of the Finisar Board of Directors' fiduciary duties under applicable Law and (C) prior to providing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Finisar Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to Finisar than those contained in the Confidentiality Agreement and all information delivered to such person or entity that has not previously been provided or made available to Optium is made available to Optium at the same time it is made available to such other person or entity.

        (b)   Finisar shall notify Optium no later than twenty-four (24) hours after receipt by Finisar (or its advisors) of any Finisar Acquisition Proposal or any request for nonpublic information in connection with a Finisar Acquisition Proposal or for access to the properties, books or records of Finisar by any person or entity that informs Finisar that it is considering making, or has made, a Finisar Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonably detail the identity of the offeror and the terms and conditions or such proposal, inquiry or contact.

        (c)   Except as specifically permitted in Section 6.2(a), Finisar shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any third party with respect to any Finisar Acquisition Proposal or which could reasonably be expected to lead to a Finisar Acquisition Proposal, and shall inform its Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Finisar's obligations under this Section 6.2. Finisar shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Finisar's obligations under this Section 6.2. Finisar shall promptly demand that any third party (and the legal, financial or other Representatives of any such third party) who has heretofore executed a confidentiality agreement with or for the benefit of Finisar or any of its Subsidiaries with respect to such party's consideration of a possible Finisar Acquisition Proposal promptly return or destroy (and Finisar shall use commercially reasonable efforts to cause any such destruction to be certified in writing by any such third party to Finisar) all confidential information heretofore made available by Finisar or any of its Subsidiaries or any of their legal, financial or other Representatives to such party or any of its legal, financial or other Representatives in accordance with the terms of the confidentiality agreement with such party.

        (d)   Except as provided in this Section 6.2(d), neither the Board of Directors of Finisar nor Finisar shall, directly or indirectly, (i) withdraw or modify, or propose publicly to withdraw or modify, or resolve to withdraw or modify, the Finisar Board Recommendation, or (ii) approve or recommend or propose publicly to approve or recommend, or resolve to approve or recommend, any Finisar Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether such action is effected or authorized by Finisar, the Board of Directors of Finisar, or any committee thereof, a "Finisar Board Recommendation Change"). Notwithstanding the foregoing:

            (i)  At any time prior to the receipt of the Finisar Stockholder Approval, the Finisar Board of Directors may, in response to a Finisar Acquisition Proposal that the Finisar Board of Directors determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes a Finisar Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 6.2, make a Finisar Board Recommendation Change if the Finisar Board of Directors has concluded in good faith, after consultation with its outside counsel, that, in light of such Finisar Superior Proposal, the failure of the Finisar Board of Directors to effect a Finisar Board Recommendation Change and/or terminate this Agreement pursuant to Section 8.1(h) would result in a breach of its fiduciary duties under applicable Law; provided, however, that Finisar shall not be entitled to exercise its right to make a Finisar Board Recommendation Change pursuant to this sentence unless Finisar has: (A) provided to Optium three (3) business days' prior written notice (such notice, a "Notice of Finisar Superior Proposal"), which notice shall not be deemed to be a Finisar Board Recommendation Change, advising Optium that the Finisar Board of Directors intends to take such action and specifying the reasons therefore, including the then current material terms and conditions of any Finisar Superior Proposal that is the basis of the proposed action by the Finisar Board of Directors and the identity of the Person making the proposal (it being understood and agreed that any material amendment to any term of any such Finisar Superior Proposal shall require a new Notice of Finisar Superior Proposal and a new three (3) business day period), (B) during such three (3) business day period if requested by Optium, Finisar engaged in good faith negotiations with Optium to amend this Agreement in such a manner that any Finisar Acquisition Proposal which was determined to constitute a Finisar Superior Proposal no longer is a Finisar Superior Proposal and (C) at the end of such period such Finisar Acquisition Proposal has not been withdrawn and continues to constitute a Finisar Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Optium following a Notice of Finisar Superior Proposal, as a result of the negotiations required by clause (B) or otherwise).

           (ii)  Nothing contained in this Section 6.2(d) shall be deemed to (A) affect any other obligation of Finisar under this Agreement (other than the obligation to recommend this Agreement set forth in Section 6.7)or (B) except upon a termination of this Agreement pursuant to Section 8.1, limit Finisar's obligation to call, give notice of, convene and hold the Stockholder Meeting of Finisar, regardless of whether the Finisar Board of Directors has effected a Finisar Board Recommendation Change.

          (iii)  Nothing contained in this Section 6.2(d) or otherwise contained in this Agreement shall be deemed to prohibit Finisar from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Finisar's stockholders if, in the good faith judgment of the Finisar Board of Directors, after consultation with outside counsel, such action is required under applicable Law.

        (e)   For purposes of this Agreement:

            (i)  "Finisar Acquisition Proposal" means (A) any proposal, indication of interest or offer with respect to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Finisar or any of its Significant Subsidiaries or (B) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of the total voting power or of any class of equity securities of Finisar or those of any of its Subsidiaries, or 10% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of Finisar, in each case other than the transactions contemplated by this Agreement.

           (ii)  "Finisar Superior Proposal" means an unsolicited bona fide Finisar Acquisition Proposal involving the acquisition of substantially all of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of Finisar that the Finisar Board of Directors determines in good faith, after consultation with Finisar's outside legal counsel and financial advisor, to be more favorable from a financial point of view to the Finisar stockholders than the Merger, taking into account all financial, regulatory, legal and other aspects of such Finisar Acquisition Proposal including, without limitation, the likelihood of consummation in light of, among other things, whether or not fully committed financing is available.

        Section 6.3    Joint Proxy Statement/Prospectus; Registration Statement.

        (a)   As promptly as practicable after the execution of this Agreement, Finisar and Optium shall prepare and file with the SEC the Joint Proxy Statement, and Finisar shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Finisar and Optium shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.3 to comply in all material respects with all applicable legal requirements. None of the Registration Statement, the Joint Proxy Statement or any amendment or supplement thereto will be filed or disseminated to the stockholders of Optium without the approval of both Finisar and Optium.

        (b)   Each of Finisar and Optium will cause the Joint Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time, any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement so that such document does not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein not misleading, Finisar or Optium, as applicable, will as promptly as reasonably practicable inform the other of such occurrence, and Finisar and Optium will cooperate in filing such amendment or supplement with the SEC, use commercially reasonable efforts to cause such amendment to become effective as promptly as practicable and, if required, mail such amendment or supplement to their respective stockholders.

        (c)   Each of Finisar and Optium shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Finisar shall advise Optium, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Finisar Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

        (d)   Prior to the Registration Statement being declared effective under the Securities Act by the SEC, each of Finisar, Optium and Sub shall execute and deliver to Goodwin Procter LLP and DLA Piper US LLP a tax representation letter in customary form. Following the delivery of the tax representation letters pursuant to the preceding sentence, each of Finisar and Sub shall use its reasonable best efforts to cause DLA Piper US LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and Optium shall use its reasonable best efforts to cause Goodwin Procter LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 6.3(d).

        (e)   Each of Finisar and Optium shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder.

        Section 6.4    Consents.    Each of Finisar and Optium shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of Finisar's or Optium's material agreements, contracts, licenses or leases as may be necessary to consummate the Merger and the other transactions contemplated by this Agreement (the "Third Party Consents").

        Section 6.5    Current NASDAQ Quotation.    Each of Finisar and Optium agrees to use its commercially reasonable efforts to continue the quotation of Finisar Common Stock and Optium Common Stock on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively, during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time.

        Section 6.6    Access to Information.    Upon reasonable notice, Optium and Finisar shall each (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of the other, access, during normal business hours during the period prior to the Effective Time or until the termination of this Agreement, to all its properties, books, contracts, commitments and records and, during such period, each of Optium and Finisar shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Law and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that neither Optium nor Finisar nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would materially interfere with the conduct of its business, contravene any Law or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege (it being understood and agreed that a party's right to limit access to certain information under this Section 6.6 shall not affect a determination of whether the closing conditions in Section 7.2(a) and Section 7.3(a) have been satisfied). Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 6.7    Stockholders' Meetings; Recommendation.    Optium and Finisar each shall use its best efforts to cause a meeting of its respective stockholders (the "Stockholders' Meeting") to be held as soon as reasonably practicable after the date hereof for the purpose, in the case of Optium, of obtaining the Optium Stockholder Approval, and, in the case of Finisar, of obtaining the Finisar Stockholder Approval (each, a "Stockholder Proposal"). Except as set forth in Sections 6.1 and 6.2, respectively, each of the Boards of Directors of Optium and Finisar shall use its respective best efforts to obtain from its respective stockholders the approval of its respective Stockholder Proposal and shall recommend to its respective stockholders that they so vote at its respective Stockholders' Meeting or any adjournment or postponement thereof and shall not withdraw, qualify or modify in any manner adverse to the other party such recommendation. Notwithstanding anything to the contrary in this Agreement, if this Agreement is earlier terminated in accordance with its terms, neither Finisar nor Optium shall be required to submit its respective Stockholder Proposal for approval by its stockholders at its respective Stockholders' Meeting.

        Section 6.8    Legal Conditions to Merger.

        (a)   Each of Finisar and Optium will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with applicable approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Finisar and Optium will, and will cause its Subsidiaries to, (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Finisar, Optium or any of their Subsidiaries in connection with the Merger (any of the foregoing an "Approval") or the taking of any action contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or, except as permitted by Sections 6.1 and 6.2, to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Optium nor Finisar shall be required to agree, as a condition to any Approval, to sell, license, dispose of, hold separate, or operate in any specified manner any assets or businesses or Subsidiaries of Finisar, Sub, Optium or the Surviving Corporation (or to require any such party or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing).

        (b)   Without limiting the generality of the foregoing provisions of Section 6.8(a), as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Finisar and Optium shall file with the Bureau of Competition of the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, as well as comparable premerger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control Laws of any applicable foreign jurisdiction. If any party hereto receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of Finisar and Optium shall promptly (i) cooperate and coordinate with the other in the making of, and supply the other with any information that may be required in order to effectuate, such filings or responses to requests for additional information or documentary material, (ii) promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement, (iii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication with any such Governmental Entity (which, at the request of either of the parties, shall be limited to outside antitrust counsel only), (iv) not participate in any meeting with any such Governmental Entity unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat, and (v) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity.

        Section 6.9    Public Disclosure.

        (a)   On the date this Agreement is executed (or if executed after the close of business, no later than the opening of the NASDAQ Global Market on the next day), Finisar and Optium shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except to the extent not permitted under any applicable Law or any listing agreement with or rule of any regulatory body, national securities exchange or association, Finisar and Optium shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

        (b)   Neither Finisar nor Optium shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other with a written copy of the text of such release or statement and obtaining the consent of the other to such release or statement, which consent will not be unreasonably withheld or delayed. The consent provided for in this Section 6.9(b) shall not be required if the delay would preclude the timely issuance of a press release or public statement required by Law or any applicable regulations. The provisions of this Section 6.9(b) shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking the regulatory and stockholder approvals contemplated hereby.

        Section 6.10    Tax-Free Reorganization.    Each of Finisar, Sub and Optium shall use all reasonable efforts to cause the Merger to be treated as a "reorganization" within the meaning of Section 368(a) of the Code. None of Finisar, Sub and Optium shall knowingly take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a)(1)(A) and 368(a)(2)(E), and each shall file all Returns consistent with the treatment of the Merger as a reorganization within the meaning of Code Section 368(a)(1)(A) and 368(a)(2)(E).

        Section 6.11    Stockholder Litigation.    If stockholder litigation is commenced against Optium or Finisar relating to the Merger or any other transactions contemplated hereby, the defending party shall give the other party the opportunity, subject to a customary joint defense agreement, to participate in, but not control, the defense or settlement of any such stockholder litigation by the defending party.

        Section 6.12    NASDAQ Quotation.    Finisar shall cause the shares of Finisar Common Stock to be issued in the Merger to be approved for quotation on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Closing Date.

        Section 6.13    Stock Plans, Options, Warrants, Employee Benefits.

        (a)   At the Effective Time, each outstanding Optium Option, whether vested or unvested, shall be assumed by Finisar and converted into an option to acquire, on the same terms and conditions as were applicable under such Optium Option, a number of shares of Finisar Common Stock (rounded down to the nearest whole number) equal to the product of (1) the number of shares of Optium Common Stock purchasable pursuant to such Optium Option (without regard to vesting) immediately prior to the Effective Time and (2) the Exchange Ratio, at a price per share (rounded up to the nearest whole cent) equal to (i) the exercise price for the share of Optium Common Stock otherwise purchasable pursuant to such Optium Option (without regard to vesting) immediately prior to the Effective Time divided by (ii) the Exchange Ratio; provided, however, that in the case of any Optium Options to which Section 422 of the Code applies ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be calculated differently, if necessary, in order to comply with Section 424(a) of the Code and to avoid a "modification" of any Optium Option under Section 424(h) of the Code. In addition, any Optium Option converted pursuant to this section 6.13(a) shall be converted in a manner that complies with Section 409A of the Code (or an available exemption therefrom) and any guidance issued pursuant to Section 409A of the Code by the U.S. Department of Treasury.

        (b)   At the Effective Time, each Optium RSU Award which is outstanding and which has not been settled by the issuance of shares of Optium Common Stock immediately prior to the Effective Time shall cease to represent a right to receive upon settlement thereof shares of Optium Common Stock and shall be assumed by Finisar and converted into a right to receive upon settlement thereof shares of

Finisar Common Stock in an amount determined as provided below (and each converted RSU Award otherwise shall remain subject to the terms of Optium's 2006 Stock Option and Incentive Plan, and the applicable agreement, notice or letter evidencing the grant of Optium RSU Award thereunder). The number of shares of Finisar Common Stock to be subject to a converted RSU Award shall be equal to the product of (x) the number of shares of Optium Common Stock subject to the Optium RSU Award and (y) the Exchange Ratio, provided that any fractional shares of Finisar Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. Prior to the Effective Time, Optium shall take all action necessary to be taken by Optium in order to effect the foregoing provisions of this Section.

        (c)   As soon as reasonably practicable after the Effective Time, Finisar shall deliver to each holder of an Optium Option or an Optium RSU Award outstanding immediately prior to the Effective Time an appropriate notice evidencing the assumption of Optium securities by Finisar as provided in Sections 6.13(a) and (b). Finisar shall comply with the terms of the Optium Option Plans and the agreements evidencing the Optium Options and the Optium RSU Awards, subject to the adjustments made pursuant to this Section, and shall ensure, to the extent required by, and subject to the provisions of each such plan and agreement, that Optium Options which qualified as incentive stock options immediately prior to the Effective Time will continue to qualify as incentive stock options after the Effective Time to the maximum extent permitted by Law. Each holder of a converted Optium Option or a converted Optium RSU Award shall be credited with such holder's service with Optium or its Subsidiaries for purposes of determining such holder's vesting rights under such converted Optium Option or Optium RSU Award, as applicable.

        (d)   Finisar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Finisar Common Stock for delivery upon the exercise of the Optium Options assumed in accordance with this Section 6.13. As soon as practicable after the Effective Time, and not more than fifteen (15) business days thereafter, Finisar shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Finisar Common Stock subject to the Optium Options and the Optium RSU Awards assumed pursuant to this Section 6.13 and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Optium Options and the Optium RSU Awards remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Finisar shall administer the Optium Options and the Optium RSU Awards assumed pursuant to this Section 6.13 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Optium Options and Optium RSU Awards complied with such rule prior to the Merger.

        (e)   At the Effective Time, each outstanding Optium Warrant shall be assumed by Finisar and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Optium Warrant, the same number of shares of Finisar Common Stock as the holder of such Optium Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Optium Warrant in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Finisar Common Stock otherwise purchasable pursuant to such Optium Warrant divided by (ii) the number of full shares of Finisar Common Stock deemed purchasable pursuant to such Optium Warrant in accordance with the foregoing. As soon as practicable after the Effective Time, Finisar shall deliver to the holders of the Optium Warrants appropriate notice setting forth such holders' rights pursuant hereto and shall deliver to such holders, upon surrender of their Optium Warrants, new warrants (the "Finisar Warrants") evidencing such holders' rights pursuant hereto. Finisar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Finisar Common Stock for delivery upon the exercise of the Finisar Warrants in accordance with this Section 6.13.

        (f)    Employees of Optium as of the Effective Time shall be permitted to participate in the Finisar Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Optium or Finisar).

        (g)   Finisar shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Surviving Corporation and its Subsidiaries with benefits, including 401(k), deferred compensation, health and welfare and paid-time off benefits, which are no less favorable in the aggregate than those generally provided by Finisar to an employee of comparable rank and location.

        (h)   Except to the extent necessary to avoid duplication of benefits, to the extent that any employee of Optium or any of Optium's Subsidiaries becomes eligible to participate in any employee benefit plan of Finisar after the Effective Time, Finisar, the Surviving Corporation and their Subsidiaries, to the extent such employee benefit plan permits, shall credit such employee's service with Optium or its Subsidiaries for purposes of determining such employee's eligibility to participate in and vesting under, and for purposes of calculating the benefits under, such employee benefit plan. Finisar, the Surviving Corporation and their Subsidiaries will (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to any employee of Optium or any of Optium's Subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent permitted by such plan, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee with credit for any credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plan that such employees are eligible to participate in after the Effective Time, to the extent permitted by such plan.

        Section 6.14    Brokers or Finders.    Each of Finisar and Optium represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Morgan Stanley, whose fees and expenses will be paid by Optium in accordance with Optium's agreement with such firm, and Oppenheimer, whose fees and expenses will be paid by Finisar in accordance with Finisar's agreement with such firm, and each of Finisar and Optium agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

        Section 6.15    Indemnification of Directors and Officers.

        (a)   Finisar shall cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of Optium or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (each, a "Proceeding") based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Optium or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") including, without limitation, all losses, claims, damages, costs, expenses, liabilities or judgments based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. Any Indemnified Party wishing to claim indemnification under this Section 6.15, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Finisar or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.15 except to the extent such failure prejudices such party), and, in connection with any request for an advancement of expenses, shall deliver to Finisar and the Surviving Corporation an undertaking of the type contemplated by Section 145(e) of the DGCL. An Indemnified Party will cooperate reasonably with the Surviving Corporation, at the Surviving Corporation's expense, in the defense of such matter, and the Surviving Corporation shall have the right to control the defense of such matter and shall retain only one set of legal counsel selected by the Surviving Corporation and reasonably satisfactory to the Indemnified Party (plus one local counsel, if necessary) to represent all Indemnified Parties with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Surviving Corporation) may be retained by the Indemnified Parties.

        (b)   From and after the Effective Time, Finisar will cause the Surviving Corporation to honor in all respects the obligations of Optium pursuant to the Optium Charter Documents, as in effect as of the date hereof, and any indemnification agreement between Optium and any of Optium's directors and officers existing and in force as of the date of this Agreement and filed as an exhibit to the Optium SEC Filings. Finisar and the Surviving Corporation shall not, for a period of six (6) years from the Effective Time, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who, immediately prior to the Effective Time, were current or former directors, officers, or employees of the Acquired Companies unless such amendment, repeal or modification is required by applicable Law, and all rights to indemnification thereunder in respect of any claim asserted or made within such period shall continue until the final disposition or resolution of such claim.

        (c)   At or prior to the Effective Time, Optium shall purchase a "tail" directors' and officers' liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than (or more than) the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by Optium, so long as the aggregate premium is less than 225% of the aggregate annual premiums currently paid by Optium for such insurance. In the event that such amount is insufficient for such coverage, Optium may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Finisar shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

        (d)   The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and Representatives, and may not be amended, altered or repealed without the written consent of any affected Indemnified Party.

        Section 6.16    Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as commercially practicable. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        Section 6.17    Termination of 401(k) Plans.    Effective no later than the last day of the payroll period immediately preceding the Closing Date, Optium and its ERISA Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (collectively, the "401(k) Plans") unless Finisar provides written notice to Optium that any 401(k) Plan shall not be so terminated. Unless Finisar provides such written notice to Optium, no later than seven (7) business days prior to the Closing Date, Optium shall provide to Finisar (i) copies of duly adopted resolutions by Optium's Board of Directors authorizing the termination of such 401(k) Plans and (ii) with respect to each 401(k) Plan, an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Finisar.

        Section 6.18    Finisar Board of Directors.    Effective at the Effective Time, Finisar shall increase the number of authorized members of its Board of Directors from seven (7) to nine (9). Finisar shall use its best efforts to obtain the resignation of a director of Finisar, if necessary, such that at the Effective Time, three (3) vacancies will exist on the Finisar Board of Directors. Subject to the fiduciary duties of its Board of Directors and the willingness and ability of the following individuals to serve, Finisar shall cause Morgan Jones, Eitan Gertel and Christopher Crespi currently members of the Optium Board of Directors (the "Optium Director Designees"), to be appointed as Class I, Class II and Class III members of the Finisar Board of Directors, respectively, effective immediately after the Effective Time, and Finisar's Board of Directors has approved the addition of such individuals as directors of Finisar in such Classes immediately after the Effective Time.

        Section 6.19    Finisar Executive Officers.    Prior to the Effective Time, the Finisar Board of Directors shall take such action as is necessary to confirm the appointment of Jerry S. Rawls to the office of Chairman of the Board of Finisar and Eitan Gertel to the office of Chief Executive Officer of Finisar, effective as of the Effective Time, in each case subject to the willingness and ability of such individuals to serve in such capacities.

        Section 6.20    Notification of Certain Matters.

        (a)   Optium shall give prompt notice to Finisar and Sub of any of the following: (i) any representation or warranty contained in Article III of this Agreement being untrue, inaccurate or incomplete when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue, inaccurate or incomplete at any time on or before the Effective Time, or (iii) any failure of Optium to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

        (b)   Finisar shall give prompt notice to Optium of any of the following: (i) any representation or warranty contained in Article IV of this Agreement being untrue, inaccurate or incomplete when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue, inaccurate or incomplete at any time on or before the Effective Time, or (iii) any failure of Finisar to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

        (c)   Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

        Section 6.21    Exemption from Liability Under Section 16(b).    Prior to the Effective Time, Finisar, Optium and their respective Boards of Directors shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required, to the extent permitted under applicable Law, to cause any dispositions of Optium Common Stock (including derivative securities with respect to Optium Common Stock) or acquisitions of Finisar Common Stock (including derivative securities with respect to Finisar Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII
CONDITIONS TO MERGER

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)   The Optium Stockholder Approval and the Finisar Stockholder Approval shall have been obtained by Optium and Finisar, respectively.

          (b)   The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)   The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d)   No temporary restraining order, decree, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued and remaining in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

          (e)   Optium shall have received a written opinion from Goodwin Procter LLP, counsel to Optium, in form and substance reasonably satisfactory to Optium and Finisar, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that if Goodwin Procter LLP does not render such opinion, this condition will nevertheless be satisfied if DLA Piper US LLP, counsel to Finisar, renders a written opinion to Finisar, in form and substance reasonably satisfactory to Optium, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Finisar and Sub, on the one hand, and Optium, on the other hand, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (f)    The shares of Finisar Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market.

        Section 7.2    Additional Conditions to Obligations of Finisar and Sub.    The obligations of Finisar and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Finisar and Sub:

          (a)   The representations and warranties of Optium set forth in this Agreement (other than the representations and warranties of Optium set forth in Section 3.2, Section 3.3(a), Section 3.20 and Section 6.14) shall be true, accurate and complete, individually and in the aggregate, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent a representation or warranty speaks as of an earlier date, in which case it shall be true, accurate and complete as of such earlier date), except (i) for changes contemplated by this Agreement and (ii) where the failure to be true, accurate and complete

  (without regard to any materiality or Material Adverse Effect qualifications contained therein) has not had, and would not be reasonably likely to have, a Material Adverse Effect on Optium. The representations and warranties of Optium set forth in Section 3.2, Section 3.3(a), Section 3.20 and Section 6.14 shall be true and correct in all respects (except in the case of Section 3.2 for such inaccuracies as are immaterial in the aggregate), and Finisar shall have received a certificate signed on behalf of Optium by the chief executive officer and the chief financial officer of Optium to such effect.

          (b)   Optium shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Finisar shall have received a certificate signed on behalf of Optium by the chief executive officer and the chief financial officer of Optium to such effect.

          (c)   There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Finisar or any of its Subsidiaries of all or any material portion of the business of Optium or any of its Subsidiaries or of Finisar or any of its Subsidiaries or to compel Finisar or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Optium or any of its Subsidiaries or of Finisar or any of its Subsidiaries, except in each case to the extent Section 6.8 requires Finisar to do so, (ii) seeking to impose limitations on the ability of the Finisar or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of the Surviving Corporation including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Finisar or any of its Subsidiaries of any such shares.

          (d)   From the date of this Agreement through the Closing, there shall not have occurred any event or circumstance that constitutes a Material Adverse Effect on Optium.

        Section 7.3    Additional Conditions to Obligations of Optium.    The obligation of Optium to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Optium:

          (a)   The representations and warranties of Finisar and Sub set forth in this Agreement (other than the representations and warranties of Finisar set forth in Section 4.2, Section 4.3(a), Section 4.25 and Section 6.14) shall be true, accurate and complete, individually and in the aggregate, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent a representation or warranty speaks as of an earlier date, in which case it shall be true, accurate and complete as of such earlier date), except (i) for changes contemplated by this Agreement and (ii) where the failure to be true, accurate and complete (without regard to any materiality or Material Adverse Effect qualifications contained therein) has not had, and would not be reasonably likely to have, a Material Adverse Effect on Finisar. The representations and warranties of Finisar set forth in Section 4.2, Section 4.3(a), Section 4.25 and Section 6.14 shall be true and correct in all respects (except in the case of Section 4.2 for such inaccuracies as are immaterial in the aggregate), and Optium shall have received a certificate signed on behalf of Finisar by the chief executive officer and the chief financial officer of Finisar to such effect.

          (b)   Finisar and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Optium shall have received a certificate signed on behalf of Finisar by the chief executive officer and the chief financial officer of Finisar to such effect.

          (c)   From the date of this Agreement through the Closing, there shall not have occurred any event or circumstance that constitutes a Material Adverse Effect on Finisar.

          (d)   The Optium Director Designees shall have been appointed as members of the Finisar Board of Directors, effective as of the Effective Time.

ARTICLE VIII
TERMINATION AND AMENDMENT

        Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Optium or Finisar (except as provided below):

          (a)   by the mutual written consent of Finisar and Optium;

          (b)   by either Finisar or Optium if the Merger shall not have been consummated by November 15, 2008 (the "Termination Date"); provided, however that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Termination Date, and provided further, that this Agreement may be extended up to ninety (90) days by either party by written notice to the other party if the Merger would have been consummated on or before the original Termination Date but for the nonsatisfaction of the condition set forth in Section 7.1(b), and the satisfaction of such condition can reasonably be expected to be obtained within such 90-day period;

          (c)   by either Finisar or Optium if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party proposing to terminate this Agreement in reliance on such order, decree or ruling or other action has failed to comply in any material respect with its obligations under Section 6.8;

          (d)   by Finisar or Optium, if (i) at the Optium Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Optium in favor of approval of this Agreement and the Merger shall not have been obtained, or (ii) at the Finisar Stockholders' Meeting, the requisite vote of the stockholders of Finisar in favor of approval of the issuance of the Finisar Common Stock pursuant to the Merger shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to Section 8.1(d)(i) or 8.1(d)(ii) shall not be available to any party seeking termination if, at such time, such party is in material breach of or has materially failed to fulfill its obligations under this Agreement;

          (e)   by Finisar, if (i) the Board of Directors of Optium shall have failed to recommend adoption of this Agreement or the Merger, shall have withdrawn or modified its recommendation of this Agreement or the Merger or shall have resolved or publicly announced or disclosed its intention to do so or shall have failed to reconfirm its recommendation of this Agreement or the Merger within ten (10) business days after Finisar requests in writing that the Optium Board do so, provided such request may only be made in the event Optium has received an Optium Acquisition Proposal or any amendment to an Optium Acquisition Proposal and that Finisar may not make such a request on more than two (2) occasions with respect to any particular Optium Acquisition Proposal or material amendment thereto; (ii) the Board of Directors of Optium shall have recommended to the stockholders of Optium an Optium Acquisition Proposal or shall have resolved or publicly announced its intention to recommend or engage in such a Optium Acquisition Proposal; or (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of Optium Common Stock is commenced (other than by Finisar or an Affiliate of Finisar) and the Board of Directors of Optium shall have (A) recommended that the stockholders of Optium tender their shares in such tender or exchange offer or (B) or on or after the

  11th business day after the commencement of such tender or exchange offer, if the Optium Board of Directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation;

          (f)    by Optium, if the Board of Directors of Optium shall have determined, in accordance with Section 6.1(d)(i), to terminate this Agreement in order to accept an Optium Superior Proposal and, concurrently with such termination, Optium shall have paid to Finisar the amount required by Section 8.3(b);

          (g)   by Optium, if (i) the Board of Directors of Finisar shall have failed to recommend approval of the issuance of the shares of Finisar Common Stock pursuant to the Merger, shall have withdrawn or modified its recommendation of the issuance of the shares of Finisar Common Stock pursuant to the Merger or shall have publicly announced or disclosed its intention to do so, or shall have failed to reconfirm its recommendation of the issuance of the shares of Finisar Common Stock pursuant to the Merger within ten (10) business days after Optium requests in writing that the Finisar Board do so, provided such request may only be made in the event Finisar has received a Finisar Acquisition Proposal or any amendment to a Finisar Acquisition Proposal and that Optium may not make such a request on more than two (2) occasions with respect to any particular Finisar Acquisition Proposal or material amendment thereto; (ii) the Board of Directors of Finisar shall have recommended to the stockholders of Finisar a Finisar Acquisition Proposal or shall have resolved or publicly announced its intention to recommend or engage in such a Finisar Acquisition Proposal; or (iii) a tender offer or exchange offer for 10% or more of the outstanding shares of Finisar Common Stock is commenced and the Board of Directors of Optium shall have (A) recommended that the stockholders of Finisar tender their shares in such tender or exchange offer or (B) or on or after the 11th business day after the commencement of such tender or exchange offer, if the Finisar Board of Directors fails to recommend against acceptance of such offer or makes no recommendation or states an inability to make a recommendation;

          (h)   by Finisar, if the Board of Directors of Finisar shall have determined, in accordance with Section 6.2.(d)(i), to terminate this Agreement in order to accept an Optium Superior Proposal and, concurrently with such termination, Finisar shall have paid to Optium the amount required by Section 8.3(c); or

          (i)    by Finisar or Optium, if any representation or warranty of the other party set forth in this Agreement shall have failed to be true, accurate and complete when made or shall have thereafter failed to be true, accurate and complete, or any covenant or agreement of the other party set forth in this Agreement shall have been breached, which failure or breach, as the case may be (i) would cause the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by Finisar) or 7.3(a) or 7.3(b) (in the case of termination by Optium) not to be satisfied and (ii) shall not have been cured within twenty (20) business days following the earlier of (A) receipt by the non-terminating party of written notice of the terminating party's belief that the non-terminating party has committed such breach, which notice explains in reasonable detail the basis for the terminating party's belief, and (B) the date on which the non-terminating party first becomes aware of such breach.

        Section 8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Finisar, Optium, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Sections 6.14 and 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

        Section 8.3    Fees and Expenses.

        (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Finisar and Optium shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the printing and filing of the Joint Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

        (b)   Optium Payments.

            (i)  If this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), Optium shall pay to Finisar (A) in the case of a termination pursuant to Section 8.1(e), within two (2) business days after such termination, and (B) in the case of a termination pursuant to Section 8.1(f), concurrently with such termination, by wire transfer of immediately available funds to an account designated by Finisar, (1) an amount in cash equal to all expenses incurred by Finisar in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Finisar's Representatives, up to a maximum amount of $2,240,000 for such expenses, and (2) a termination fee of $6,725,000 in cash (the sum of (1) and (2), the "Finisar Full Amount").

           (ii)  If this Agreement is terminated pursuant to Section 8.1(d)(i), Optium shall pay to Finisar (A) on the date of termination if by Optium, or (B) within two (2) business days after termination if by Finisar, by wire transfer of immediately available funds to an account designated by Finisar an amount in cash equal to all expenses incurred by Finisar in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Finisar's Representatives, up to a maximum amount of $2,240,000 for such expenses (the "Finisar Expense Amount").

          (iii)  If this Agreement is terminated pursuant to Section 8.1(d)(i) (and at the time of the stockholder vote giving rise to such termination, an Optium Acquisition Proposal has been publicly announced and not abandoned) or pursuant to Section 8.1(b) other than as a result of the failure to satisfy the conditions of Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.1(f) (and at or prior to such termination, an Optium Acquisition Proposal has been publicly announced and not abandoned), and within 365 days of either such termination, Optium enters into a definitive agreement with respect to a, or consummates any, Optium Acquisition Proposal (regardless of whether such Optium Acquisition Proposal is the same Optium Acquisition Proposal referenced earlier in this sentence) that would still be an "Optium Acquisition Proposal" if all references to 10% in the definition of Optium Acquisition Proposal were changed to 50% (an "Optium Tail Transaction"), then on the date of such consummation or the execution of such definitive agreement, whichever is earlier, Optium shall pay Finisar by wire transfer of immediately available funds the Finisar Full Amount, less any amount previously paid pursuant to Section 8.3(b)(ii).

          (iv)  Notwithstanding anything in this Agreement to the contrary, if (A) a termination of this Agreement occurs pursuant to Section 8.1(d)(i) or Section 8.1(e), (B) at least three (3) business days prior to the commencement of the Optium Stockholders' Meeting, Optium had made a public announcement of an Optium Board Recommendation Change and (C) prior to commencement of the Optium Stockholders' Meeting, a termination of this Agreement shall not have occurred under Section 8.1(e), Optium shall not be required to pay Finisar the Finisar Full Amount, but shall instead only be required to pay the Finisar Expense Amount.

        (c)   Finisar Payments.

            (i)  If this Agreement is terminated pursuant to Section 8.1(g) or Section 8.1(h), Finisar shall pay to Optium (A) in the case of a termination pursuant to Section 8.1(g), within two (2) business days after such termination, and (B) in the case of a termination pursuant to Section 8.1(h), concurrently with such termination by wire transfer of immediately available funds to an account designated by Optium, a termination fee of $16,650,000 in cash (the "Optium Full Amount").

           (ii)  If this Agreement is terminated pursuant to Section 8.1(d)(ii), Finisar shall pay to Optium (A) on the date of termination if by Finisar, or (B) within two (2) business days after termination if by Optium, by wire transfer of immediately available funds to an account designated by Optium an amount in cash equal to all expenses incurred by Optium in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Optium's Representatives, up to a maximum amount of $2,240,000 for such expenses (the "Optium Expense Amount").

          (iii)  If this Agreement is terminated pursuant to Section 8.1(d)(ii) (and at the time of the stockholder vote giving rise to such termination, a Finisar Acquisition Proposal has been publicly announced and not abandoned) or pursuant to Section 8.1(b) other than as a result of the failure to satisfy the conditions of Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.1(f) (and at or prior to such termination, a Finisar Acquisition Proposal has been publicly announced and not abandoned), and within 365 days of either such termination, Finisar enters into a definitive agreement with respect to a, or consummates any, Finisar Acquisition Proposal (regardless of whether such a Finisar Acquisition Proposal is the same a Finisar Acquisition Proposal referenced earlier in this sentence) that would still be an "Finisar Acquisition Proposal" if all references to 10% in the definition of Finisar Acquisition Proposal were changed to 50% (a "Finisar Tail Transaction"), Finisar shall pay Optium on the date of such consummation or the execution of such definitive agreement, whichever is earlier, by wire transfer of immediately available funds the Optium Full Amount, less any amount previously paid pursuant to Section 8.3(c)(ii).

          (iv)  Notwithstanding anything in this Agreement to the contrary, if (A) a termination of this Agreement occurs pursuant to Section 8.1(d)(ii) or Section 8.1(g), (B) at least three (3) business days prior to the commencement of the Finisar Stockholders' Meeting, Finisar had made a public announcement of a Finisar Board Recommendation Change and (C) prior to commencement of the Finisar Stockholders' Meeting, a termination of this Agreement shall not have occurred under Section 8.1(g), Finisar shall not be required to pay Optium the Optium Full Amount, but shall instead only be required to pay the Optium Expense Amount.

        (d)   Optium acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Finisar would not have entered into this Agreement. Accordingly, if Optium fails to pay when due any amounts due pursuant to this Section 8.3, Optium shall pay to Finisar its costs and expenses (including attorneys' fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in The Wall Street Journal (Northeast edition) as of the date of termination plus 2.0%, from the date on which amounts due pursuant to this Section 8.3 should have been paid pursuant to this Section 8.3 until the date all such amounts are paid to Finisar.

        (e)   Finisar acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Optium would not have entered into this Agreement. Accordingly, if Finisar fails to pay when due any amounts due pursuant to this Section 8.3, Finisar shall pay to Optium its costs and expenses (including attorneys' fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in The Wall Street Journal

(Northeast edition) as of the date of termination plus 2.0%, from the date on which amounts due pursuant to this Section 8.3 should have been paid pursuant to this Section 8.3 until the date all such amounts are paid to Optium.

        Section 8.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Optium, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by an authorized Representative on behalf of each of the parties hereto.

ARTICLE IX
MISCELLANEOUS

        Section 9.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Sections 1.3, 1.4, 2.1, 2.2, 2.3, 6.10, 6.12, 6.13, 6.15, 6.16, the last sentence of Section 8.4 and Article IX. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Finisar or Sub, to

      Finisar Corporation
      1389 Moffett Park Drive
      Sunnyvale, CA 94089-1133
      Attention: President
      Facsimile No.:

      with a copy (which shall not constitute notice) to:

      DLA Piper US LLP
      2000 University Avenue
      East Palo Alto, California 94303
      Attention: Dennis C. Sullivan, Esq.
      Facsimile No.: (650) 833-2001

    (b)
    if to Optium, to

      Optium Corporation
      200 Precision Road
      Horsham, Pennsylvania 19044
      Attention: President
      Facsimile No.: (267) 803-1690

      with a copy (which shall not constitute notice) to:

      Goodwin Procter LLP
      Exchange Place
      53 State Street
      Boston, Massachusetts 02109
      Attention: Jack Steele, Esq.
      Facsimile No.: (617) 523-1231

        Section 9.3    Interpretation.

        (a)   For purposes of this Agreement:

            (i)  When reference is made to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated;

           (ii)  The term "Affiliate" shall have meaning given to such term in Rule 12b-2 promulgated under the Exchange Act.

          (iii)  The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation;"

          (iv)  The phrase "made available" in this Agreement shall mean that the information referred to has been (i) listed as an exhibit to the most recently filed report on Form 10-K or a subsequently filed report on Form 10-Q or Form 8-K of the producing party and filed by the producing party on the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") in unredacted form, (ii) filed by the producing party on EDGAR in unredacted form subsequent to the filing of such report on Form 10-K and before the date that is two days prior to the date of this Agreement or (iii) produced by the producing party in an electronic dataroom or otherwise for purposes of review by the other party and its legal counsel and advisors in connection with the negotiation of this Agreement.

           (v)  The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 15, 2008;

          (vi)  The term "knowledge" of a representing party or "known" to a representing party means, with respect to any matter, the actual knowledge of such party's executive officers after due inquiry of the party's employees having primary responsibility for such matter;

         (vii)  The term "Law" shall mean any federal, state, local, municipal, foreign (including foreign political subdivisions) or other law, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, order, edict, decree, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

        (viii)  The term "Material Adverse Effect" means, with respect to any party, any change, development, result, effect, event, occurrence or state of facts that, individually or in the aggregate with any such other change, development, result, effect, event, occurrence or state of facts, is or would reasonably be expected to be, materially adverse (whether or not (i) covered by insurance or (ii) constituting a breach of a representation, warranty or covenant set forth herein) to the business, condition (financial or otherwise), assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of such party to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any changes in the market price or trading volume of the capital stock of such party after the date hereof, (ii) any changes, developments, results, effects, events or occurrences in the United States financial, credit or securities markets which are not specific to such party and its Subsidiaries, except to the extent they affect such party in a materially disproportionate manner relative to other industry participants, (iii) any adverse changes, developments, results, effects, events, occurrences or states of fact arising from or relating to general business, political, regulatory or economic conditions or the general conditions of the industry in which such party participates which are not specific to such party and its Subsidiaries, except to the extent they affect such party in a materially disproportionate manner relative to other industry participants, (iv) any adverse change, development, result, effect, event, occurrence or state of fact arising from or relating to any change in Law or GAAP (or the interpretation thereof), (v) any change in prevailing interest rates or currency exchange rates, (vi) any adverse changes, developments, results, effects, events, or occurrences or states of fact directly and proximately resulting from the execution or announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, (vii) any adverse changes, developments, results, effects, events, or occurrences or states of fact resulting from any legal proceedings initiated by any of the current or former stockholders of such party (or on their behalf or on behalf of such party) and related to this Agreement or any of the transactions contemplated hereby, (viii) any change resulting from a party's failure to meet internal budgets, plans or forecasts or third party analyst estimates, expectations or projections, provided, however that the exception in this clause (viii) shall not in any way prevent or otherwise affect a determination that any change, development, result, effect, event, occurrence or state of facts underlying such failure constitutes a Material Adverse Effect, (ix) any change or announcement of a potential change in the credit rating of any party or any of its Subsidiaries and (x) the effect on such party of out of pocket fees or expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with the transactions contemplated by this Agreement.

          (ix)  The term "Rights Agreement" shall mean the Rights Agreement between Finisar and American Stock Transfer & Trust Company, dated as of September 25, 2002.

           (x)  The term "Significant Subsidiary" shall mean any entity that satisfies the definition of "significant subsidiary" as set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

          (xi)  The term "Subsidiary" means, as to any party, any corporation or other legal entity of which (i) such party controls (either alone or through or together with any other Subsidiary) or owns, directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or Subsidiary does not have a majority of the voting interest in such partnership).

         (xii)  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (b)   This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

        Section 9.4    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties whether such delivery is by physical delivery or by means of a facsimile or portable document format (.pdf) transmission, it being understood that all parties need not sign the same counterpart.

        Section 9.5    Entire Agreement; No Third Party Beneficiaries.    This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.15, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 9.6    Governing Law.    This Agreement shall be governed and construed in accordance with the Law of the State of Delaware, without regard to any applicable principles of conflicts of law thereof.

        Section 9.7    Consent to Jurisdiction; Venue.    In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the state courts of the State of Delaware. Each party agrees to accept service of process in any such action at its address set forth in Section 9.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law

        Section 9.8    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        Section 9.9    Remedies Cumulative; Specific Performance.    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a party hereunder could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

        Section 9.10    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        Section 9.11    Waiver.

        (a)   Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        (b)   At any time prior to the Effective Time, Finisar (with respect to Optium) and Optium (with respect to Finisar and Sub), may, to the extent permitted by Law, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized Representative on behalf of such party.

        Section 9.12    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Finisar, Sub and Optium have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OPTIUM CORPORATION	FINISAR CORPORATION
By: /s/ EITAN GERTEL	By: /s/ JERRY S. RAWLS
Title: Chief Executive Officer	Title: Chief Executive Officer
FIG COMBINATION CORPORATION
By: /s/ JERRY S. RAWLS
Title: Chief Executive Officer

Exhibit A

Form of Optium Voting Agreement

(intentionally omitted, see Exhibit 10.1 to this filing)

Exhibit B

Form of Finisar Voting Agreement

(intentionally omitted, see Exhibit 10.2 to this filing)

Exhibit C

Form of Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

OPTIUM CORPORATION

        FIRST: The name of the corporation is:

OPTIUM CORPORATION

        SECOND: The address of its registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

        THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The corporation is authorized to issue one class of stock, to be designated "Common Stock," with a par value of $.001 per share. The total number of shares of Common Stock that the corporation shall have authority to issue is 1,000.

        FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

        SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

        SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall be indemnified by the corporation in accordance with the Bylaws and shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER among FINISAR CORPORATION, a Delaware corporation ("Finisar"), FIG COMBINATION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Finisar, and OPTIUM CORPORATION, a Delaware corporation Dated as of May 15, 2008